    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1996


                                                      REGISTRATION NO. 333-14183
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                        PRE-EFFECTIVE AMENDMENT NO. 3 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                          SUN HYDRAULICS INCORPORATED
             (Exact name of Registrant as specified in its charter)

                             ---------------------

            DELAWARE                           3492                          65-0696969
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                             ---------------------

                          1500 WEST UNIVERSITY PARKWAY
                            SARASOTA, FLORIDA 34243
                                 (941) 362-1200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 CLYDE G. NIXON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          SUN HYDRAULICS INCORPORATED
                          1500 WEST UNIVERSITY PARKWAY
                            SARASOTA, FLORIDA 34243
                                 (941) 362-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                With Copies to:

           GREGORY C. YADLEY, ESQUIRE                       WADE H. STRIBLING, ESQUIRE
         SHUMAKER, LOOP & KENDRICK, LLP             NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
        101 E. KENNEDY BLVD., SUITE 2800                  400 COLONY SQUARE, SUITE 2200
              TAMPA, FLORIDA 33602                         1201 PEACHTREE STREET, N.E.
                 (813) 229-7600                                 ATLANTA, GA 30361
                                                                  (404) 817-6000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1996


                                2,000,000 SHARES

                            (SUN HYDRAULICS(R) LOGO)

                                  COMMON STOCK

                             ---------------------

     All of the 2,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), offered hereby are being sold by Sun Hydraulics Incorporated (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $9.50 and $11.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has filed an application for the Common Stock to be quoted and traded on the Nasdaq National Market under the symbol "SNHY."

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.

================================================================================================
                                                    PRICE TO      UNDERWRITING    PROCEEDS TO
                                                     PUBLIC       DISCOUNT(1)      COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share.......................................        $              $               $
------------------------------------------------------------------------------------------------
Total(3)........................................        $              $               $
================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting estimated expenses of $700,000, all of which are payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and
     Proceeds to Company will be $          , $          and $          ,
     respectively. See "Underwriting."

                             ---------------------

     The Common Stock is offered by the several Underwriters, subject to prior sale, when, as, and if issued to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer or to reject any orders in whole or in part. It is expected that
delivery of the shares of Common Stock will be made on or about             ,
1996.

A.G. EDWARDS & SONS, INC.                           ROBERT W. BAIRD & CO.
                                                        INCORPORATED

                The date of this Prospectus is December   , 1996

[Photographs and text on this page overlay outlines of schematic design drawings of various unidentified cartridge valves and manifolds.]

[Photograph of a container-pallet loader being used to load supplies into a passenger jet]

[Photograph of two manifolds of the Company with the Company's cartridge valves]

Custom manifolds often result in a smaller package size and allow equipment manufacturers to reduce assembly time and expense with fewer hoses, fittings and hard tube routing.

[Photograph of two man-lifts being used outside of a building]

[Photograph of various screw-in hydraulic cartridge valves and manifolds of the Company]

Load control valves control the motion and locking of hydraulic cylinders and are used in critical applications. These important system elements can be close coupled to, or directly integrated in, hydraulic cylinders.

[Photograph of an injection molding machine]

[Photograph of three of the Company's small manifolds with the Company's cartridge valves]

The ability to withstand high pressure, high cycle operation is critical in many industrial applications. Sun's screw-in cartridge valves provide the necessary performance and endurance and can be conveniently interfaced in industrial machinery.

Custom Hydraulic Manifolds

A manifold is a solid block of metal, usually aluminum, steel, or ductile iron, that is machined to created threaded cavities and channels into which cartridge valves can be easily placed and through which hydraulic fluids flow. Using its in-house computer-aided engineering and design systems and its proprietary CAM expert system software, Sun Hydraulics has flexible production capability and can efficiently manufacture manifolds in any quantity desired by a customer, down to a single piece. The high degree of reliability of Sun's cartridge valves also allows manifold manufacturers around the world to utilize Sun's cartridge valves in manifolds of their design.

[Photograph of a large, see-through manifold with four of the Company's cartridge valves inserted in it. Various channels for hydraulic fluid are highlighted in various colors.]

Custom directional control manifold mounts directly to a pump outlet, significantly reducing hosing, fittings, and potential leakage points.

Standard Cartridge Valves and Manifolds

Sun Hydraulics designs and manufactures one of the most comprehensive lines of standard screw-in cartridge valves and manifolds in its industry.

[Photograph of a large variety of the Company's screw-in hydraulic cartridge valves and manifolds]

In addition to core products that include pressure controls, flow controls and load controls (shown laying on their side in the photograph), Sun Hydraulics manufactures a wide variety of complementary products to enable customers to solve complex applications problems. All of Sun's screw-in cartridge valves are designed to operate at high pressures, making them ideally suited for both mobile and industrial applications.

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should consider carefully the risk factors related to the purchase of Common Stock of the Company. See "Risk Factors." Except as otherwise indicated herein, (i) the term the "Company" refers to Sun Hydraulics Incorporated and its subsidiaries (see "The Reorganization"); and (ii) the information in this Prospectus (a) assumes the Underwriters' over-allotment option is not exercised, (b) assumes an initial public offering price for the Common Stock of $10.50 per share, and (c) gives effect to the consummation of the Reorganization prior to the completion of the Offering.

                                  THE COMPANY

     The Company is a leading designer and manufacturer of high-performance, screw-in hydraulic cartridge valves and manifolds which control force, speed and motion as integral components in fluid power systems. The innovative floating construction of the Company's screw-in cartridge valves provides demonstrable performance and reliability advantages compared to other available screw-in cartridge valves. Screw-in cartridge valves are an increasingly accepted alternative to conventional forms of hydraulic valving, offering significant design flexibility, as well as substantial size, weight and efficiency benefits afforded to designers of fluid power systems. Since the introduction of screw-in hydraulic cartridge valves in the late 1950s, manufacturers of these and similar products have captured approximately $550 million of the worldwide market for all non-aerospace hydraulic valves and manifolds, which management believes to be in excess of $3 billion. The Company has generated a profit each year since 1972 and has achieved an internal compound annual growth rate in net sales of 17% over the last ten years. The Company believes that its success is primarily a result of its innovative product design, consistent high quality and superior product performance.

     Fluid power involves the transfer and control of power through fluid under pressure. Fluid power systems are integral to a wide variety of manufacturing, material handling, agricultural and construction equipment. Due to its mechanical advantage, fluid power is widely employed to move and position materials, control machines, vehicles and equipment, and improve industrial efficiency and productivity. Fluid power systems typically are comprised of valves and manifolds that control the flow of fluids, a pump that generates pressure, and actuators such as cylinders and motors that translate pressure into mechanical energy.

     The Company designs and manufactures one of the most comprehensive lines of screw-in hydraulic cartridge valves in the world. These valves control direction, pressure, flow and loads, are available in up to five size ranges, and are suitable for flows from 5 to 400 gallons per minute and continuous operating pressures up to 5,000 pounds per square inch. The floating construction pioneered by the Company provides demonstrable performance and reliability advantages compared to competitors' product offerings due to its self-alignment characteristic that accommodates potential manufacturing deviations common in the thread-making operations of screw-in cartridge valves and manifolds. This floating construction significantly differentiates the Company from most of its competitors, who design and manufacture rigid screw-in cartridge valves that fit an industry common cavity. The Company believes that competitors' products typically do not offer the inherent reliability of the Company's products and do not provide equivalent operating performance because of the design constraints imposed by the industry common cavity.

     The Company also designs and manufactures the most comprehensive line of standard manifolds in the world. A manifold is a solid block of metal, usually aluminum, steel or ductile iron, which is machined to create threaded cavities and channels into which screw-in cartridge valves are installed and through which the hydraulic fluids flow. Fluid power engineers can package standard or customized manifolds with screw-in cartridge valves to create application-specific, multiple-function hydraulic control systems that are safe, reliable and provide greater control. In 1995, screw-in cartridge valves accounted for approximately 75% of the Company's net sales while standard and custom manifolds accounted for approximately 25% of net sales.

     The Company sells its products primarily through a global network of independent fluid power distributors to a diverse universe of end users, for use in various "mobile" applications, such as construction, agricultural and utility equipment (approximately 65% of net sales), and a broad array of "industrial" applications, such as machine tools and material handling equipment (approximately 35% of net sales). Sales to the Company's largest distributor represented approximately 6% of net sales in 1995, and the Company believes that aggregate sales by its distributors to the largest end user represented less than 3% of net sales in 1995.

     The Company believes that screw-in cartridge valves will continue to achieve significant growth at the expense of conventional hydraulic valves as design engineers recognize the inherent advantages of screw-in cartridge valves. The Company believes that additional growth potential for screw-in cartridge valve applications exists as a result of a trend toward miniaturization as end users require smaller, lighter-weight and more efficient components. Custom manifolds that utilize screw-in cartridge valves allow customers to design an optimal solution for control of their fluid power systems that significantly reduces assembly time and expense. The United States and Western Europe are the largest developed markets for screw-in cartridge valves, and the Company believes future growth prospects are particularly attractive in the Pacific Rim, Eastern Europe and India, where the adoption of screw-in cartridge valves is in an early stage. In 1995, approximately 34% of the Company's net sales were outside the United States.

     Management believes that the Company's success during its 26-year history is due in large part to its emphasis on innovative product designs and vertically integrated, state of the art manufacturing processes. Management attributes the Company's ability continuously to implement process improvements to its horizontal management structure that encourages employee contribution at all levels. The Company does not have a formal organizational chart and employee responsibilities do not devolve from titles or narrow job descriptions. This management philosophy is utilized throughout the Company's operations.

     The Company's objective is to enhance its position as one of the world's leading designers and manufacturers of screw-in hydraulic cartridge valves by
(i) broadening the market for screw-in cartridge valve applications, (ii) continuing the geographic expansion of its markets, and (iii) selectively expanding its product lines. Key elements of the Company's strategy include the following:

     - Deliver Value Through High-Quality, High-Performance Products

     - Offer a Wide Variety of "Off-the-Shelf" Products

     - Capitalize on Custom Manifold Opportunities

     - Expand Global Presence

     - Maintain a Horizontal Organization with Entrepreneurial Spirit

     - Leverage Manufacturing Capability and Know-how as Competitive Advantages

     - Sell Through Distributors, Market to End Users

     The Company's predecessor, Sun Hydraulics Corporation, was founded in 1970 by Robert E. Koski for the specific purpose of developing and promoting screw-in cartridge valve technology. Mr. Koski remains active in the business as Chairman of the Board of Directors. Sun Hydraulics Incorporated was incorporated in Delaware in September 1996 for the purpose of acquiring all of the outstanding capital stock of Sun Hydraulics Corporation, a Florida corporation, and Sun Hydraulik Holdings Limited, a private limited company organized under the laws of England and Wales. See "The Reorganization." The address of the Company's executive offices is 1500 West University Parkway, Sarasota, Florida 34243, and its telephone number is 941/362-1200.

                                  THE OFFERING

Common Stock offered by the
Company.............................     2,000,000 shares

Common Stock outstanding after the
Offering............................     6,000,000 shares(1)

Use of Proceeds.....................     To repay debt principally related to
                                         equipment financing and mortgage
                                         financing of the Company's existing and
                                         new Florida manufacturing plants, to
                                         pay the S Corporation Distribution and
                                         for general corporate purposes. See
                                         "Use of Proceeds."

Proposed Nasdaq National Market
Symbol..............................     "SNHY"
---------------

(1) Does not include an aggregate of 1,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan. As of September 30, 1996, there were options to purchase 319,960 shares of Common Stock outstanding under the Company's 1996 Stock Option Plan and the Company has committed to issue immediately after the consummation of the Offering options to purchase an additional 289,348 shares of Common Stock. See "Management -- Stock Option Plan."

                             SUMMARY FINANCIAL DATA


                                                                                                 NINE MONTHS
                                                                                               ENDED SEPTEMBER
                                                     YEARS ENDED DECEMBER 31,                        30,
                                          -----------------------------------------------     -----------------
                                           1991      1992      1993      1994      1995        1995      1996
                                          -------   -------   -------   -------   -------     -------   -------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Net sales.............................  $26,250   $28,331   $32,431   $42,853   $55,388     $42,718   $41,233
  Cost of sales.........................   16,928    17,946    21,971    27,512    34,581      26,361    27,903
                                          -------   -------   -------   -------   -------     -------   -------
  Gross profit..........................    9,322    10,385    10,460    15,341    20,807      16,357    13,330
  Selling, engineering and
    administrative expenses.............    7,319     7,826     7,346     8,605    10,578       7,652     9,288(1)
                                          -------   -------   -------   -------   -------     -------   -------
  Operating income......................    2,003     2,559     3,114     6,736    10,229       8,705     4,042
  Interest expense......................    1,118       997       931       859       814         612       678
  Miscellaneous (income) expense........     (320)     (252)      249        66       (79)        (81)      107
                                          -------   -------   -------   -------   -------     -------   -------
  Income before income taxes............    1,205     1,814     1,934     5,811     9,494       8,174     3,257
  Income tax provision (benefit)(2).....       46      (201)     (148)      408       633         478       727
                                          -------   -------   -------   -------   -------     -------   -------
  Net income............................  $ 1,159   $ 2,015   $ 2,082   $ 5,403   $ 8,861     $ 7,696   $ 2,530
                                          =======   =======   =======   =======   =======     =======   =======
PRO FORMA STATEMENT OF INCOME DATA:(3)
  Income before income taxes............  $ 1,205   $ 1,814   $ 1,934   $ 5,811   $ 9,494     $ 8,174   $ 3,257
  Income tax provision..................      481       580       604     2,738     3,611       3,069     1,255
                                          -------   -------   -------   -------   -------     -------   -------
  Net income............................  $   724   $ 1,234   $ 1,330   $ 3,073   $ 5,883     $ 5,105   $ 2,002
                                          =======   =======   =======   =======   =======     =======   =======
  Net income per common share(4)........                                          $  1.13               $  0.38
  Weighted average shares
    outstanding(4)......................                                            5,203                 5,292
OTHER FINANCIAL DATA:
  Depreciation..........................  $ 1,953   $ 1,971   $ 2,112   $ 2,197   $ 2,556     $ 1,803   $ 2,288
  Capital expenditures..................    1,683     1,987     3,005     5,130     7,657       5,316    12,423



                                                                             SEPTEMBER 30, 1996
                                                                  -----------------------------------------
                                                                                               PRO FORMA
                                                                  ACTUAL      PRO FORMA(6)   AS ADJUSTED(7)
                                                                  -------     ------------   --------------
BALANCE SHEET DATA:
  Working capital...............................................  $ 3,064       $ (6,841)       $  3,669
  Total assets..................................................   43,681         43,681          43,681
  Total debt....................................................   14,538         14,538           5,613
  Shareholders' equity..........................................   23,845(5)      11,995          30,825

---------------

(1) Includes a non-recurring, non-cash compensation expense of approximately $1.4 million related to the termination of phantom stock compensation agreements and the issuance of options to Directors. See Note 16 of the Notes to Financial Statements. Excluding such expense, EBITDA and pro forma net income for the nine months ended September 30, 1996 would have been approximately $7.7 million and $2.9 million, respectively.
(2) The Company has previously operated as an S Corporation. Therefore, the historical income tax provision represents primarily foreign taxes.
(3) The pro forma statement of income data is based on historical net income as adjusted to reflect a provision for income taxes calculated using the statutory rates in effect during the applicable periods, as if the Company had been a C Corporation since inception. See Notes 2 and 11 of the Notes to Financial Statements.
(4) The pro forma net income per share data is based on the historical weighted average number of shares outstanding and as adjusted to reflect the assumed issuance of 1,052,000 shares (as of the beginning of each respective period) to fund the S Corporation Distribution as of September 30, 1996. See "S Corporation Distribution."

(5) Shareholders' equity reflects the Reorganization. See "The Reorganization" and Note 2 of the Notes to Financial Statements.


(6) The pro forma column reflects (a) the declaration of the S Corporation Distribution of approximately $9.9 million and (b) the recognition of an estimated provision of approximately $1.9 million for deferred income taxes which would have been required had the Company terminated its S Corporation status at September 30, 1996. See Notes 1 and 11 of the Notes to Financial Statements.


(7) Gives effect to the adjustments in Note (6) above, the sale of shares of Common Stock offered hereby and the application of the net proceeds therefrom as set forth under "Use of Proceeds."


     References herein to the Notes to Financial Statements, unless otherwise indicated, refer to the Notes to the Combined Financial Statements of Sun Hydraulics Incorporated, contained elsewhere herein.

     This Prospectus contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its Directors or its Officers with respect to, among other things: (i) the use of the proceeds of the Offering; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations;
(iv) the Company's growth strategy and operating strategy; and (v) the declaration and payment of dividends. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," identifies important factors that could cause such differences.

                                  RISK FACTORS

     In evaluating the Offering, prospective investors should consider carefully all of the information contained in this Prospectus and, in particular, the following risk factors relating to the Company and to the Common Stock.

     POTENTIAL MARKETPLACE ADOPTION OF INDUSTRY STANDARD. Approximately 75% of the Company's total sales are derived from the sale of its screw-in cartridge valves that fit into a unique cavity. To date, no other manufacturer has designed products of any significance that fit this cavity; most competitive manufacturers produce screw-in cartridge valves that fit into an industry common cavity. Accordingly, the Company's screw-in cartridge valves are not interchangeable with those of other manufacturers. Additionally, the International Standards Organization ("ISO") recently has adopted an industry standard for screw-in hydraulic cartridge valve cavities that is based on metric threads and only specifies dimensional data and flow paths. The Company has not adopted either the industry common cavity or the ISO standard cavity for its products because it believes both fail to address critical functional requirements, which could result in performance and safety problems of significant magnitude for end users. While there are not yet any noticeable market pressures to supply screw-in cartridge valves that fit the ISO standard cavity, and no major competitor has converted its products to fit this standard cavity, any move toward the adoption of the ISO standard cavity for cartridge valves in the screw-in cartridge valve and manifold industry could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Competition."

     RISKS RELATING TO GROWTH STRATEGY. In pursuing its growth strategy, the Company intends to expand its presence in its existing markets and enter new geographic markets. In addition, the Company may pursue acquisitions and joint ventures to complement its business. Many of the expenses arising from the Company's expansion efforts may have a negative effect on operating results until such time, if at all, as these expenses are offset by increased revenues. There can be no assurance that the Company will be able to implement its growth strategy or that its strategy ultimately will be successful. See
"Business -- Strategy."

     The Company's expansion strategy also may require substantial capital investment for the construction of new facilities and their effective operation. The Company may finance the acquisition of additional assets using cash from operations, bank or institutional borrowings, or through the issuance of debt or equity securities. There can be no assurance that the Company will be able to obtain financing from bank or institutional sources or through the equity or debt markets or that, if available, such financing will be on terms acceptable to the Company.

     The Company currently is involved in an expansion of its facilities in Florida and Germany. The Company also currently is engaged in the implementation of new accounting and manufacturing computer software systems. These matters require significant attention from senior management and may divert their attention from other aspects of the business. There can be no assurance that the facilities expansion can be completed on time within budget and that the new computer software systems can be timely and efficiently integrated into the Company's operations. Failure to do so could have a material adverse effect on the Company's business, financial condition and results of operation.

     FLUCTUATIONS IN QUARTERLY RESULTS. The Company's quarterly results are subject to significant fluctuation based upon the time of receipt of orders from distributors and requested shipments of products. While the Company's distributors stock inventory, shipments are largely dependent upon delivery requirements of end users. In addition to fluctuations due to economic cyclicality, the Company generally has experienced reduced activity during the fourth quarter of the year, largely as a result of fewer working days due to holiday shutdowns. As a result, the Company's fourth quarter net sales, income from operations and net income typically have been the lowest of any quarter during the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Seasonality."

     DEPENDENCE ON KEY EMPLOYEES AND SKILLED PERSONNEL. The Company's success depends, to a significant extent, upon a number of key individuals. The loss of the services of one or more of these individuals, including the Company's Chairman, Robert E. Koski, or its President and Chief Executive Officer, Clyde
G. Nixon, could have a material adverse effect on the business of the Company.
The

Company's future operating results depend to a significant degree upon the continued contribution of its key technical personnel and skilled labor force. Competition for management and engineering personnel is intense, and the Company competes for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. The Company conducts a substantial part of its operations at its factory in Sarasota, Florida. The Company's continued success depends on its ability to attract and retain a skilled labor force at this location. While the Company has been successful in attracting and retaining skilled employees in the past, there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel it requires to develop, manufacture and market its products and expand its operations. See "Business -- Employees."

     COMPETITION. The hydraulic valve industry is highly fragmented and intensely competitive, with the Company facing competition from a large number of competitors, some of which are full-line producers and others that are niche suppliers like the Company. Full-line producers have the ability to provide total hydraulic systems to customers, including components functionally similar to those manufactured by the Company. The Company believes that it competes based upon quality, reliability, price, value, speed of delivery and technological characteristics. Many of the Company's screw-in cartridge valve competitors are owned by corporations which are significantly larger than the Company and have greater financial resources than the Company. There can be no assurance that the Company will continue to be able to compete effectively with these companies.

     The manifold business is also highly fragmented and intensely competitive. All of the major screw-in cartridge valve manufacturers either manufacture manifolds or have sources that they use on a regular basis. In addition, there are a number of independent manifold suppliers that produce manifolds incorporating various manufacturers' screw-in cartridge valves, including those made by the Company. Finally, there are many small, independent machine shops that produce manifolds at very competitive prices. Competition in the manifold business is based upon quality, price, relationships based on proximity to the customer, and speed of delivery. Many of the Company's competitors have very low overhead structures and there can be no assurance that the Company will continue to be able to compete effectively with these companies.

     In addition, the Company competes in the sale of hydraulic valves and manifolds with certain of its customers. Generally, these customers purchase special purpose valves from the Company to meet a specific need in a system which cannot be filled by any valve made by such customer. To the extent that the Company introduces new valves in the future that increase the competition between the Company and such customer, such competition could adversely affect the Company's relationships with these customers.

     CYCLICALITY. The capital goods industry in general, and the hydraulic valve and manifold industry in particular, is subject to economic cycles. Cyclical downturns could have a material adverse effect on the Company's business, financial condition and results of operation.

     MANUFACTURING CAPACITY EXPANSION. The Company's Sarasota, Florida, manufacturing facility is currently operating near full capacity. In March 1996, the Company began construction of a new plant in Sarasota, Florida, which will be used for the manufacture of manifolds. It is intended that, after the new facility is completed, the existing Sarasota plant will be utilized solely for the manufacture of the Company's screw-in cartridge valves. Construction of the new plant is expected to be completed early in 1997. In March 1996, the Company began construction of a new plant in Erkelenz, Germany, which is scheduled to be completed by the end of 1996. There can be no assurance that the Company will be able to complete its plant expansions on a timely basis or that production will commence on schedule. Any delay in opening the new facilities, unanticipated disruptions to manufacturing at the current facility or unanticipated startup costs at either new facility could adversely affect the Company's business, financial condition and results of operation. See "Business -- Properties."

     INTERNATIONAL SALES. In 1995, approximately 34% of the Company's net sales were outside of the United States. The Company is expanding the scope of its operations outside the United States, both through direct investment and distribution and expects that international sales will continue to account for a significant portion of net sales in future periods. International sales are subject to various risks, including unexpected changes in regulatory requirements and tariffs, longer payment cycles, difficulties in receivable collections, potentially adverse tax consequences, trade or currency restrictions and, particularly in emerging economies, potential political and economic instability and regional conflicts. Furthermore, the Company's international operations generate sales in a number of foreign currencies, particularly British pounds and German marks. Therefore, the Company's financial condition and results of operation are affected by fluctuations in exchange rates between the United States dollar and these currencies. Any or all of these factors could have a material adverse effect on the Company's business, financial condition and results of operation.

     INDEPENDENT DISTRIBUTORS. The Company uses independent distributors and does not maintain an internal sales force. While the Company knows of no current intention of any of its principal distributors to terminate existing relationships, there is no assurance of the continuation of such relationships. In the event any current relationships are terminated, there can be no assurance that the Company will be able to secure adequate substitutions, and such inability could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Sales and Marketing."

     ENVIRONMENTAL COMPLIANCE. The Company's operations involve the handling and use of substances that are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the soil, air and water and establish standards for their storage and disposal. Management believes that the Company's current operations are in substantial compliance with applicable environmental laws and regulations, the violation of which could have a material adverse effect on the Company. There can be no assurance, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws or regulations will not materially affect the Company's business or operations in the future.

     RISK OF PRODUCT LIABILITY. The application of many of the Company's products entails an inherent risk of product liability. There can be no assurance that the Company will not face any material product liability claims in the future or that the product liability insurance maintained by the Company at such time will be adequate to cover such claims.

     OPERATION AS A PUBLIC COMPANY. Since its inception, the Company has maintained a very long-term view of its business operations. Product developments, process developments and capital investments have been executed to achieve long-term benefits. The Company also believes that one of its competitive strengths is its horizontal management structure which fosters broad employee involvement in all aspects of its operations. Following the Offering, the potential for the Company to focus on short-term financial results could have an adverse effect on the Company's internal culture and significantly alter the Company's long-term view and, as a result, its long-term business performance and operating results.

     TECHNOLOGICAL CHANGE. The fluid power industry and its component parts are subject to technological change, evolving industry standards, changing customer requirements and improvements in and expansion of product offerings. If technologies or standards used in the Company's products become obsolete, the Company's business, financial condition and results of operation will be adversely affected. Although the Company believes that it has the technological capabilities to remain competitive, there can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive. See "Business -- Strategy."

     RAW MATERIALS. The primary raw materials used by the Company in the manufacture of its products are aluminum, ductile iron and steel. There can be no assurance that prices for such materials will remain stable. If the Company is unable to pass through any price increases to its customers, the operating results of the Company will be adversely affected.

     PAYMENT OF SUBSTANTIAL PORTION OF OFFERING PROCEEDS TO CURRENT STOCKHOLDERS. In connection with the Reorganization, the Company will terminate its status as an S Corporation and will pay a distribution to its stockholders of record as of October 5, 1996, in an aggregate amount equal to the Company's undistributed S Corporation earnings through such date. As of September 30, 1996, the amount of such undistributed earnings totalled approximately $9.9 million. The actual amount of the distribution will include the taxable income of the Company for the period from October 1, 1996, through the date of the consummation of the Reorganization, less any foreign or other taxes payable by the Company. The distribution will be paid by the

Company from the net proceeds of the Offering. See "Use of Proceeds" and "S Corporation Distribution." The purchasers of Common Stock in the Offering will not receive any portion of the S Corporation Distribution.

     PAYMENT OF DIVIDENDS. Although the Company currently intends to pay quarterly cash dividends beginning with the quarter ending March 31, 1997, there can be no assurance that there will be funds available therefor. The declaration and payment of dividends will be subject to the sole discretion of the Board of Directors of the Company and will depend upon the Company's profitability, financial condition, capital needs, future prospects and other factors deemed relevant by the Board of Directors, and may be restricted by the terms of the Company's credit agreements.

     CERTAIN ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation provides for a classified Board of Directors. In addition, the Certificate of Incorporation gives the Board of Directors the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock and to fix the rights and preferences of such preferred stock. The issuance of such shares may have a dilutive effect on stockholders' equity. These and other provisions of the Certificate of Incorporation and the Company's Bylaws may deter or delay changes in control of the Company, including transactions in which stockholders might otherwise receive a premium for the shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock."

     CONTROL BY CURRENT STOCKHOLDERS AND MANAGEMENT. Following the sale of the shares of Common Stock offered hereby, Robert E. Koski and members of his family will own or control approximately 43.5% of the outstanding shares of Common Stock (41.4% if the Underwriters' over-allotment option is exercised in full). Accordingly, the members of the Koski family likely will have the ability to control the election of the Company's Directors and the outcome of certain corporate actions requiring stockholder approval and to control the business of the Company. Such control could preclude any acquisition of the Company and could adversely affect the price of the Common Stock. Additionally, all Directors and Executive Officers of the Company as a group will beneficially own or control approximately 31.0% of the outstanding shares of Common Stock (29.6% if the Underwriters' over-allotment option is exercised in full). See "Principal Stockholders."

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock after the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. There will be 6,000,000 shares of Common Stock outstanding immediately following the consummation of the Offering (6,300,000 shares if the Underwriters' over-allotment option is exercised in full). The 2,000,000 shares of Common Stock offered hereby (plus an additional 300,000 shares if the Underwriters' over-allotment option is exercised in full) will be fully tradeable without restriction or registration under the Securities Act by persons other than "affiliates" (as defined in the Securities Act) of the Company. The shares of Common Stock other than those offered hereby will be "restricted securities" under the Securities Act and may only be sold pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. Upon completion of the Offering, the Company intends to file an S-8 registration statement to register up to 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan. See "Management -- Stock Option Plan." The Company, all Directors and Executive Officers and all holders of more than 5% of the Common Stock prior to the Offering have agreed with the Underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of their shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for such Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of such Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of A.G. Edwards & Sons, Inc. See "Shares Eligible for Future Sale."

     NO PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price negotiated between the

Company and the Underwriters may not be indicative of prices that will prevail in the trading market after the Offering, and there can be no assurance that the market price of the Common Stock after the Offering will not fall below the initial public offering price. See "Underwriting". There has historically been significant volatility in the market price of securities of manufacturing and capital goods companies. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Many factors that have influenced trading, such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions, will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.

     IMMEDIATE AND SUBSTANTIAL DILUTION. Investors purchasing shares of Common Stock in the Offering will incur immediate, substantial dilution. See "Dilution."

                           S CORPORATION DISTRIBUTION

     Prior to the consummation of the Reorganization, the Company was treated for federal and certain state income tax purposes as an S Corporation under the Internal Revenue Code of 1986, as amended (the "Code"), and comparable state tax laws. As a result, the Company's earnings were taxed for federal and certain state income tax purposes directly to its stockholders. Upon the consummation of the Reorganization, the Company's status as an S Corporation will be terminated. On October 5, 1996, the Board of Directors declared a dividend (the "S Corporation Distribution") in an amount equal to all of its undistributed earnings through the date of termination of its S Corporation status. The Company will pay 90% of the estimated amount of the S Corporation Distribution within 10 business days after the closing of the Offering. The balance of the S Corporation Distribution will be paid by April 5, 1997, following the completion of the audit of the Company's financial statements for fiscal year 1996. The S Corporation Distributions will be paid to stockholders of record of the Company as of October 5, 1996. As of September 30, 1996, the amount of the S Corporation Distribution would have totalled approximately $9.9 million. The actual amount of the S Corporation Distribution will include the taxable income of the Company for the period from October 1, 1996, through the date of the consummation of the Reorganization, less any foreign or other taxes payable by the Company. The Reorganization will be effective immediately prior to the closing of the Offering. The S Corporation Distribution will be paid by the Company with a portion of the net proceeds of the Offering. See "Use of Proceeds." The purchasers of Common Stock in the Offering will not receive any portion of the S Corporation Distribution.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, assuming an initial public offering price of $10.50 per share (after deducting the underwriting discount and estimated offering expenses), are estimated to be approximately $18.8 million. The Company intends to use the net proceeds of the Offering as follows:

          (i) approximately $8.9 million to repay the outstanding balance of the Company's $3.0 million capital equipment loan, the outstanding indebtedness under the $2.4 million mortgage loan on the Company's existing manufacturing facility in Florida and approximately $3.5 million of the indebtedness under a 10-year mortgage loan for $6.2 million related to the new manufacturing facility in Florida. These loans had a weighted average interest rate of 8.25% at September 30, 1996, and maturity dates of May 1, 2003, for the capital equipment loan, April 1, 2006, for the mortgage loan on the existing facility and July 1, 2006, for the new facility mortgage loan;

          (ii) approximately $9.9 million will be used to pay the S Corporation Distribution; and

          (iii) any remainder will be used for general corporate purposes.

     Pending the application of the net proceeds as described above, such proceeds will be placed in interest-bearing bank accounts or invested in short-term United States government securities, certificates of deposit of major banks, money market mutual funds or investment-grade commercial paper.

                                DIVIDEND POLICY

     The Company currently intends to pay quarterly cash dividends of $.035 per share, beginning with the quarter ending March 31, 1997, assuming that there are funds legally available therefor. However, the declaration and payment of dividends will be subject to the sole discretion of the Board of Directors of the Company and will depend upon the Company's profitability, financial condition, capital needs, future prospects and other factors deemed relevant by the Board of Directors. Further, the revolving line of credit agreement the Company expects to enter into prior to the consummation of the Offering may include covenants which restrict the payment of dividends.

                                 CAPITALIZATION

     The following table sets forth the short-term borrowings and capitalization of the Company at September 30, 1996, and as adjusted to give effect to the sale by the Company of the Common Stock offered hereby and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                                       SEPTEMBER 30, 1996
                                                             ---------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL    PRO FORMA(1)   AS ADJUSTED(2)
                                                             -------   ------------   --------------
                                                                         (IN THOUSANDS)
Total short-term debt......................................  $ 1,750     $  1,750        $  1,145
                                                             =======      =======         =======
Total long-term debt.......................................  $12,788     $ 12,788        $  4,468
                                                             -------      -------         -------
Stockholders' equity (3):
  Common Stock, $.001 par value, 20,000,000 shares
     authorized, 4,000,000 shares issued and outstanding
     and 6,000,000 shares issued and outstanding as
     adjusted; preferred stock, $.001 par value, 2,000,000
     shares authorized, no shares issued and outstanding as
     adjusted..............................................        4            4               6
  Capital in excess of par value...........................    4,800        4,800          23,628
  Retained earnings........................................   19,427        7,577           7,577
  Equity adjustment for foreign currency translation.......     (386)        (386)           (386)
                                                             -------      -------         -------
          Total stockholders' equity.......................   23,845       11,995          30,825
                                                             -------      -------         -------
          Total capitalization.............................  $36,633     $ 24,783        $ 35,293
                                                             =======      =======         =======

---------------

(1) Pro Forma for the Reorganization as if the following had occurred as of September 30, 1996: (i) the S Corporation Distribution of approximately $9.9 million and (ii) the provision for deferred income taxes of approximately $1.9 million. See "S Corporation Distribution" and Notes 1 and 11 of the Notes to Financial Statements.
(2) Gives effect to the adjustments described in Note (1) above, the receipt of the estimated net proceeds from the Offering and the application of such proceeds as set forth under "Use of Proceeds."
(3) Actual stockholders' equity as of September 30, 1996, gives effect to the Reorganization. See "The Reorganization."

                                    DILUTION

     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their Common Stock from the assumed initial public offering price. The net tangible book value of the Company at September 30, 1996, was approximately $23.8 million, or $5.96 per share. Net tangible book value per share is equal to net tangible assets (tangible assets of the Company less total liabilities) divided by the number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the payment of the S Corporation Distribution, the provision for deferred income taxes to be recorded upon the Company's termination of its S Corporation status, and the sale of the 2,000,000 shares of Common Stock offered hereby (after deducting the underwriting discount and estimated offering expenses), the pro forma net tangible book value of the Company as of September 30, 1996, would have been approximately $30.8 million, or $5.14 per share. This represents an immediate increase in net tangible book value of $2.15 per share to existing stockholders and an immediate dilution in net tangible book value of $5.36 per share to purchasers of Common Stock in the Offering, as illustrated in the following table:

    Assumed public offering price per share.............................            $10.50
      Net tangible book value per share at September 30, 1996...........  $5.96
      Decrease attributable to S Corporation Distribution(1)............   2.48
      Decrease attributable to provision for deferred income taxes(2)...    .49
                                                                          -----
         Subtotal.......................................................   2.99
      Increase per share attributable to new investors..................   2.15
                                                                          -----
    Pro forma net tangible book value per share after the Offering......              5.14
                                                                                    ------
    Net tangible book value dilution per share to new investors.........            $ 5.36
                                                                                    ======

---------------

(1) As of September 30, 1996, the amount of the S Corporation Distribution would have totalled approximately $9.9 million. The actual amount of the S Corporation Distribution will include the taxable income of the Company for the period from October 1, 1996, through the date of the consummation of the Reorganization, less any foreign or other taxes payable by the Company.
(2) Represents an expense of approximately $1.9 million resulting from recognition of deferred income taxes to be recorded by the Company upon termination of its S Corporation status.

     The following table sets forth certain information with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid, by existing stockholders:

                                           SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                          -------------------   -----------------------   PRICE PER
                                           NUMBER     PERCENT     AMOUNT        PERCENT     SHARE
                                          ---------   -------   -----------     -------   ---------
    Existing stockholders...............  4,000,000     66.7%   $ 4,804,000(1)    18.6%    $  1.20
    New investors.......................  2,000,000     33.3%    21,000,000       81.4%      10.50
                                          ---------    -----    -----------      -----
    Total...............................  6,000,000    100.0%   $25,804,000      100.0%
                                          =========    =====    ===========      =====

---------------

(1) Represents aggregate par value and capital in excess of par value as of September 30, 1996.

     The foregoing tables assume no exercise of outstanding options. As of September 30, 1996, there were options outstanding to purchase 319,960 shares of Common Stock at a weighted average price of $3.90 per share, all of which are presently exercisable. Additionally, the Company has committed to issue immediately after the consummation of the Offering options to purchase 289,348 shares at the initial public offering price of the Common Stock. Of such additional options, options to purchase 39,168 shares of Common Stock will be exercisable within 60 days. See "Management -- Stock Option Plan" and "Shares Eligible for Future Sale."

                            SELECTED FINANCIAL DATA

     Set forth below is selected financial data for each of the five years ended December 31, 1995, and for the nine month periods ended September 30, 1995 and 1996. The selected financial data for each of the three years ended December 31, 1995, has been derived from the Company's combined financial statements which have been audited by Price Waterhouse LLP, independent certified public accountants, that are included elsewhere herein and should be read in conjunction with such financial statements and the Notes thereto. The selected unaudited financial data for the years ended December 31, 1991 and 1992 has been derived from financial statements that are not included herein. The selected financial data as of and for the nine months ended September 30, 1995 and 1996 has been derived from the Company's unaudited interim combined financial statements contained elsewhere herein. In the opinion of management, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods. Results of operations for the nine months ended September 30, 1996, are not necessarily indicative of results to be expected for the year ending December 31, 1996. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Risk Factors" and the Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                                                           NINE MONTHS
                                                                                                              ENDED
                                                                 YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                      -----------------------------------------------   -----------------
                                                       1991      1992      1993      1994      1995      1995      1996
                                                      -------   -------   -------   -------   -------   -------   -------
                                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Net sales.........................................  $26,250   $28,331   $32,431   $42,853   $55,388   $42,718   $41,233
  Cost of sales.....................................   16,928    17,946    21,971    27,512    34,581    26,361    27,903
                                                      -------   -------   -------   -------   -------   -------   -------
  Gross profit......................................    9,322    10,385    10,460    15,341    20,807    16,357    13,330
  Selling, engineering and administrative
    expenses........................................    7,319     7,826     7,346     8,605    10,578     7,652     9,288(1)
                                                      -------   -------   -------   -------   -------   -------   -------
  Operating income..................................    2,003     2,559     3,114     6,736    10,229     8,705     4,042
  Interest expense..................................    1,118       997       931       859       814       612       678
  Miscellaneous (income) expense....................     (320)     (252)      249        66       (79)      (81)      107
                                                      -------   -------   -------   -------   -------   -------   -------
  Income before income taxes........................    1,205     1,814     1,934     5,811     9,494     8,174     3,257
  Income tax provision (benefit)(2).................       46      (201)     (148)      408       633       478       727
                                                      -------   -------   -------   -------   -------   -------   -------
  Net income........................................  $ 1,159   $ 2,015   $ 2,082   $ 5,403   $ 8,861   $ 7,696   $ 2,530
                                                      =======   =======   =======   =======   =======   =======   =======
PRO FORMA STATEMENT OF INCOME DATA:(3)
  Income before income taxes........................  $ 1,205   $ 1,814   $ 1,934   $ 5,811   $ 9,494   $ 8,174   $ 3,257
  Income tax provision..............................      481       580       604     2,738     3,611     3,069     1,255
                                                      -------   -------   -------   -------   -------   -------   -------
  Net income........................................  $   724   $ 1,234   $ 1,330   $ 3,073   $ 5,883   $ 5,105   $ 2,002
                                                      =======   =======   =======   =======   =======   =======   =======
  Net income per common share(4)....................                                          $  1.13             $  0.38
  Weighted average shares outstanding(4)............                                            5,203               5,292
OTHER FINANCIAL DATA:
  Depreciation......................................  $ 1,953   $ 1,971   $ 2,112   $ 2,197   $ 2,556   $ 1,803   $ 2,288
  Capital expenditures..............................    1,683     1,987     3,005     5,130     7,657     5,316    12,423


                                                                       DECEMBER 31,                       SEPTEMBER 30,
                                                      -----------------------------------------------   -----------------
                                                       1991      1992      1993      1994      1995      1995      1996
                                                      -------   -------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
  Cash and cash equivalents.........................  $ 1,711   $ 1,128   $ 1,883   $ 2,371   $ 2,434   $ 1,493   $ 1,187
  Working capital...................................    4,474     3,396     4,557     5,085     4,326     5,591     3,064
  Total assets......................................   22,445    20,411    22,674    27,868    33,864    32,304    43,681
  Total debt........................................    8,541     7,637     8,184     8,025     6,186     6,095    14,538
  Shareholders' equity..............................   10,690    10,805    12,051    15,624    21,529    20,932    23,845

---------------

(1) Includes a non-recurring, non-cash compensation expense of approximately $1.4 million related to the termination of phantom stock compensation agreements and the issuance of options to Directors. See Note 16 of the Notes to Financial Statements. Excluding such expense, EBITDA and pro forma net income for the nine months ended September 30, 1996 would have been approximately $7.7 million and $2.9 million, respectively.
(2) The Company has previously operated as an S Corporation. Therefore, the historical income tax provision represents primarily foreign taxes.
(3) The pro forma statement of income data is based on historical net income as adjusted to reflect a provision for income taxes calculated using the statutory rates in effect during the applicable periods, as if the Company had been a C Corporation since inception. See Notes 2 and 11 of the Notes to Financial Statements.

(4) The pro forma net income per share data is based on the historical weighted average number of shares outstanding and as adjusted to reflect the assumed issuance of 1,052,000 shares (as of the beginning of each respective period) to fund the S Corporation Distribution as of September 30, 1996. See "S Corporation Distribution."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by, the Financial Statements and the Notes thereto and Selected Financial Data included elsewhere in this Prospectus. Historical operating results are not necessarily indicative of trends in operating results for any future period.

OVERVIEW

     The Company is a leading designer and manufacturer of high-performance, screw-in hydraulic cartridge valves and manifolds which control force, speed and motion as integral components in fluid power systems. The Company's innovative product design, consistent high quality and superior product performance have allowed it to generate a profit in every year since 1972 and achieve an internal compound annual growth rate in net sales of 17% over the last ten years, although net sales were down approximately 3.5% for the first nine months of fiscal year 1996 compared to the first nine months of fiscal year 1995. In recent years, the Company's sales have been comprised of approximately 75% screw-in cartridge valves and approximately 25% manifolds, and the Company expects that relationship to remain relatively constant. The Company sells its products globally through independent distributors and in 1995 generated approximately 34% of its net sales outside the United States.

     The Company experienced significant growth in net sales and improvements in profitability in 1994 and 1995. Management believes that the Company's growth was due primarily to the increasing awareness of the quality, reliability and design flexibility of the Company's products and its increased presence in international markets, as well as the growth of the hydraulics market in general. In the nine months ended September 30, 1996, the Company experienced a decline in net sales and gross margin due to declines in industry shipments and temporary inefficiencies caused by the Company's existing plant in Sarasota, Florida, operating near full capacity. The Company believes that the new facility under construction in Sarasota, Florida, will address the current capacity constraints.

     The capital goods industry in general, and the hydraulic valve and manifold industry in particular, is subject to economic cycles. Following three years of rapid growth, the hydraulic valve and manifold industry peaked in mid-1995. The National Fluid Power Association ("NFPA") estimated a decline in domestic industry shipments in excess of 2% in the first half of 1996. The Company's net sales during the nine months ended September 30, 1996, although adversely affected by capacity constraints, were in line with industry trends. Historically, the Company has managed to mitigate negative consequences of cyclical downturns with new product introductions and geographic and end user market diversity. The Company is unable to predict the length and/or severity of the current downturn. The demand for the Company's products is dependent upon demand for the capital goods in which the Company's products are incorporated. In 1995, approximately 34% of the Company's net sales were outside the United States and the Company's single largest end user customer represented less than 3% of net sales.

     The Company maintains facilities in the United States, the United Kingdom and Germany. The United States plant manufactures screw-in cartridge valves and manifolds, and supplies the United Kingdom plant with finished products and some cartridge valve components for final assembly and test. The United Kingdom operation also manufactures manifolds and supplies a portion to the United States plant. Both the United States and United Kingdom operations supply technical support and finished product to the German distribution facility. The United States dollar is the functional currency for all intercompany sales, and international sales are made in a number of foreign currencies, particularly British pounds and German marks. Currency fluctuations have not been material to date, but could become more important as the Company's international sales grow in the future.

     The Company has been an S Corporation for federal and state income tax purposes. As a result, the Company has not been subject to federal and state income taxes, but has been subject to foreign taxes. The Company will terminate its S Corporation status in connection with the consummation of the Reorganization and will be fully subject to federal and state income taxes in the future. Upon termination of S Corporation status, the Company will be required to recognize approximately $1.9 million of deferred income taxes.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items in the Company's statements of income as a percentage of net sales. Results for any one or more periods are not necessarily indicative of annual results or continuing trends.

                                                             AS A PERCENTAGE OF NET SALES
                                                                                     NINE MONTHS
                                                                                        ENDED
                                                      YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
Net sales..........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Cost of sales......................................   67.7      64.2      62.4      61.7      67.7
                                                     -----     -----     -----     -----     -----
Gross profit.......................................   32.3      35.8      37.6      38.3      32.3
Selling, engineering and administrative expenses...   22.7      20.1      19.1      17.9      22.5
                                                     -----     -----     -----     -----     -----
Operating income...................................    9.6      15.7      18.5      20.4       9.8
Interest expense...................................    2.9       2.0       1.5       1.4       1.6
Miscellaneous (income) expense.....................    0.7       0.1      (0.1)     (0.1)      0.3
                                                     -----     -----     -----     -----     -----
Income before income taxes.........................    6.0%     13.6%     17.1%     19.1%      7.9%
                                                     =====     =====     =====     =====     =====

  Comparison of Nine Months Ended September 30, 1996 and 1995

     Net sales decreased 3.5%, or $1.5 million, to $41.2 million in the nine month period ended September 30, 1996, compared to $42.7 million in the nine month period ended September 30, 1995. Domestic net sales decreased 3.6%, or $1.0 million to $27.3 million in the nine month period ended September 30, 1996, primarily due to distributor inventory adjustments as well as to a general decline in hydraulic industry shipments. International net sales decreased 3.2%, or $0.5 million, to $13.9 million in the nine month period ended September 30, 1996. United Kingdom net sales increased 10.3% while net sales decreased in Germany and Canada 14.9% and 25.3%, respectively.

     Gross profit decreased 18.5%, or $3.0 million, to $13.3 million in the nine month period ended September 30, 1996, compared to $16.4 million in the nine month period ended September 30, 1995. Gross profit as a percentage of net sales decreased to 32.3% for the nine month period ended September 30, 1996, from 38.3% for the nine month period ended September 30, 1995. The decrease in gross profit was primarily due to increased costs in the United States plant as new machinery for future growth was installed in severely restricted space, creating excess down time and start-up costs. In addition, material cost increases also were experienced due to an increase in outsourcing necessitated by the United States plant operating near full capacity.

     Selling, engineering and administrative expenses increased 21.4% or $1.6 million, to $9.3 million in the nine month period ended September 30, 1996, compared to $7.7 million in the nine month period ended September 30, 1995. These expenses as a percentage of net sales increased to 22.5% for the nine month period ended September 30, 1996, from 17.9% for the nine month period ended September 30, 1995. The increase in selling, engineering and administrative expenses was primarily due to a non-recurring, non-cash compensation expense of $1.4 million related to the issuance of stock options and the cancellation of phantom stock compensation agreements and increases in software development costs and professional fees. Excluding the $1.4 million compensation expense, selling, engineering and administrative expenses as a percentage of sales would have been 19.2% for the nine month period ended September 30, 1996, compared to 17.9% for the nine month period ended September 30, 1995.

  Comparison of Years Ended December 31, 1995 and 1994

     Net sales increased 29.3%, or $12.5 million, to $55.4 million in 1995, compared to $42.9 million in 1994. Domestic net sales increased 27.7%, or $7.9 million, to a total of $36.6 million in 1995, compared to $28.7 million in 1994. International net sales increased 32.5%, or $4.6 million, to $18.8 million in 1995, compared to $14.2 million in 1994. The international net sales increase was due primarily to increased volume across all major geographic areas led by the Pacific Rim and Canada.

     Gross profit increased 35.6%, or $5.5 million, to $20.8 million in 1995, compared to $15.3 million in 1994. Gross profit as a percentage of net sales increased to 37.6% in 1995 from 35.8% in 1994. The improvement in gross margin was generally due to allocating fixed costs over a greater sales base.

     Selling, engineering and administrative expenses increased 22.9%, or $2.0 million, to $10.6 million in 1995, compared to $8.6 million in 1994. The increase in selling, engineering and administrative expenses was primarily due to increased customer support staffing, research and development expenses and professional fees. These expenses as a percentage of net sales decreased to 19.1% in 1995 from 20.1% in 1994. The decrease in these expenses as a percentage of net sales resulted from allocating these higher expenses over greater net sales.

  Comparison of Years Ended December 31, 1994 and 1993

     Net sales increased 32.1%, or $10.4 million, to $42.8 million in 1994, compared to $32.4 million in 1993. Domestic net sales increased 27.0%, or $6.1 million, to $28.7 million in 1994, compared to $22.6 million in 1993. International net sales increased 44.0%, or $4.3 million, to $14.1 million in 1994, compared to $9.8 million in 1993, primarily due to increased volume in Europe.

     Gross profit increased 46.7%, or $4.9 million, to $15.3 million in 1994, compared to $10.4 million in 1993. Gross profit as a percentage of net sales increased to 35.8% in 1994 from 32.3% in 1993, primarily due to improvements in productivity in the United States operation.

     Selling, engineering and administrative expenses increased 17.1%, or $1.3 million, to $8.6 million in 1994, compared to $7.3 million in 1993. The increase in selling, engineering and administrative expenses primarily was due to increased marketing and research and development expenses. These expenses decreased as a percentage of net sales to 20.1% in 1994 from 22.7% in 1993, primarily due to allocating these expenses over greater net sales.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly financial information for each of the Company's last eight quarters. The Company believes that this information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information when read in conjunction with the Financial Statements and the Notes thereto included elsewhere herein. The pro forma income tax provision and pro forma net income are presented as if the Company were a C Corporation in the periods presented. The operating results for any quarter are not necessarily indicative of the results for any future period or for the entire year.

                                                                         QUARTER ENDED
                               --------------------------------------------------------------------------------------------------
                               DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,
                                   1994        1995       1995        1995           1995        1996       1996        1996
                               ------------  ---------  --------  -------------  ------------  ---------  --------  -------------
                                                                         (IN THOUSANDS)
Net sales....................    $ 11,022     $13,632   $ 14,288     $14,798       $ 12,670     $13,806   $ 13,831     $13,596
Cost of sales................       7,366       8,185      8,901       9,275          8,220       9,491      9,125       9,287
                                  -------     -------    -------     -------        -------     -------    -------     -------
Gross profit.................       3,656       5,447      5,387       5,523          4,450       4,315      4,706       4,309
Selling, engineering and
  administrative expenses....       2,070       2,486      2,549       2,617          2,926       2,665      2,929       3,694
                                  -------     -------    -------     -------        -------     -------    -------     -------
Operating income.............       1,586       2,961      2,838       2,906          1,524       1,650      1,777         615
Interest expense.............         202         212        220         180            202         205        218         255
Miscellaneous (income)
  expense....................        (151)        (16)         5         (70)             2          53        (63)        117
                                  -------     -------    -------     -------        -------     -------    -------     -------
Income before income taxes...       1,535       2,765      2,613       2,796          1,320       1,392      1,622         243
Pro forma tax provision......         723         987        933       1,149            542         554        646          55
                                  -------     -------    -------     -------        -------     -------    -------     -------
Pro forma net income.........    $    812     $ 1,778   $  1,680     $ 1,647       $    778     $   838   $    976     $   188
                                  =======     =======    =======     =======        =======     =======    =======     =======

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company's primary source of capital has been cash generated from operations, although short-term fluctuations in working capital requirements have been met through borrowings under revolving lines of credit as needed. The Company's principal uses of cash have been to pay operating expenses, make capital expenditures, make distributions to stockholders, repurchase shares of the Company's Common Stock and service debt.

     At September 30, 1996, the Company had working capital of approximately $3.1 million. Cash generated from operations was $5.9 million and $9.6 million in the nine month periods ended September 30, 1996 and 1995, respectively. The decrease in the Company's cash generated from operations reflects primarily a decrease in net income. Cash generated from operations was $12.7 million in 1995, compared to $7.3 million and $3.5 million in 1994 and 1993, respectively.

     Capital expenditures in the nine months ended September 30, 1996, were $12.4 million, compared to $5.3 million in the comparable 1995 period. For the full year 1996, the Company intends to invest approximately $16.0 million in capital expenditures, of which $11.0 million will be used to complete the new manufacturing plants in the United States and Germany, and approximately $5.0 million will be invested in machinery and equipment. Capital expenditures were $7.7 million, $5.1 million and $3.0 million in 1995, 1994 and 1993, respectively. Included in 1995 capital expenditures was $0.9 million used for land and land improvements for the new United States and German facilities.

     The Company currently has a $1.7 million line of credit, secured by all inventory and accounts, which bears interest at the lender's prime rate and has a maturity date of March 1, 1997. The Company currently is negotiating a new unsecured revolving credit facility which will provide a maximum availability of $10.0 million, payable on demand, with a floating interest rate. There can be no assurance that the Company will be able to finalize this new facility; however, management believes that the Company would be able to obtain other financing on commercially reasonable terms if the Company is unable to obtain the credit facility described above.

     In 1996, the Company obtained a mortgage loan of approximately $2.4 million, denominated in German marks, for the new facility in Erkelenz, Germany. The loan has a term of 12 years and bears interest at 6.47%. In May 1996, the Company converted its existing $0.8 million line of credit for capital equipment to a term loan, borrowing an additional $2.3 million for a total loan amount of approximately $3.1 million. The interest rate on the term loan is 8.25% and it matures on May 1, 2003. The loan is secured by the equipment purchased with the loan proceeds. Concurrently, the Company obtained a ten-year mortgage loan for $6.2 million at an interest rate of 8.25% for the new facility in Florida. This loan matures on July 1, 2006. The existing Florida facility has a $2.4 million mortgage loan with an interest rate of 8.25%. This loan matures on April 1, 2006. In

England, the Company has a $1.2 million line of credit, denominated in British pounds, which bears interest at a floating rate (8.0% at September 30, 1996) equal to 2.25% over the bank's base rate. None of these arrangements contain pre-payment penalties. In addition, the Company has $2.7 million in notes payable to former stockholders, which bear interest at a weighted rate of 15%, and which have terms ranging from three to five years. These notes were issued by the Company in connection with the repurchase of shares of Common Stock from the former stockholders, and do not allow for prepayment by the Company.

     The Company intends to use approximately $8.9 million of the net proceeds from the Offering to repay the outstanding balance of the Company's $3.0 million capital equipment loan, the $2.4 million mortgage loan related to the existing facility in Florida and $3.5 million of the indebtedness under the mortgage loan for $6.2 million related to the new facility in Florida.

     The Company believes that cash generated from operations, borrowing availability under the bank facility currently under negotiation and the net proceeds of the Offering will be sufficient to satisfy the Company's operating expenses and capital expenditures for the foreseeable future.

SEASONALITY

     The Company generally has experienced reduced activity during the fourth quarter of the year, largely as a result of fewer working days due to holiday shutdowns. As a result, the Company's fourth quarter net sales, income from operations and net income typically have been the lowest of any quarter during the year.

INFLATION

     The impact of inflation on the Company's operating results has been moderate in recent years, reflecting generally lower rates of inflation in the economy and relative stability in the Company's cost of sales. While inflation has not had, and the Company does not expect that it will have, a material impact upon operating results, there is no assurance that the Company's business will not be affected by inflation in the future.

                                    BUSINESS

OVERVIEW

     The Company is a leading designer and manufacturer of high-performance, screw-in hydraulic cartridge valves and manifolds which control force, speed and motion as integral components in fluid power systems. The innovative floating construction of the Company's screw-in cartridge valves provides demonstrable performance and reliability advantages compared to other available screw-in cartridge valves. Screw-in cartridge valves are an increasingly accepted alternative to conventional forms of hydraulic valving, offering significant design flexibility, as well as substantial size, weight and efficiency benefits afforded to designers of fluid power systems. Since the introduction of screw-in hydraulic cartridge valves in the late 1950s, manufacturers of these and similar products have captured approximately $550 million of the worldwide market for all non-aerospace hydraulic valves and manifolds, which management believes to be in excess of $3 billion. The Company has generated a profit each year since 1972 and has achieved an internal compound annual growth rate in net sales of 17% over the last ten years. The Company believes that its success is primarily a result of its innovative product design, consistent high quality and superior product performance.

     Fluid power involves the transfer and control of power through fluids under pressure. Fluid power systems are integral to a wide variety of manufacturing, material handling, agricultural and construction equipment. Due to its mechanical advantage, fluid power is widely employed to move and position materials, control machines, vehicles and equipment, and improve industrial efficiency and productivity. Fluid power systems typically are comprised of valves and manifolds that control the flow of fluids, a pump that generates pressure and actuators such as cylinders and motors that translate pressure into mechanical energy.

     The Company designs and manufactures one of the most comprehensive lines of screw-in hydraulic cartridge valves in the world. These valves control direction, pressure, flow and loads, are available in up to five size ranges, and are suitable for flows from 5 to 400 gallons per minute and continuous operating pressures up to 5,000 pounds per square inch. The floating construction pioneered by the Company provides demonstrable performance and reliability advantages compared to competitors' product offerings due to its self-alignment characteristic that accommodates potential manufacturing deviations common in the thread-making operations of screw-in cartridge valves and manifolds. This floating construction significantly differentiates the Company from most of its competitors, who design and manufacture rigid screw-in cartridge valves that fit an industry common cavity. The Company believes that competitors' products typically do not offer the inherent reliability of the Company's products and cannot provide equivalent operating performance because of the design constraints imposed by the industry common cavity.

     The Company also designs and manufactures the most comprehensive line of standard manifolds in the world. A manifold is a solid block of metal, usually aluminum, steel or ductile iron, which is machined to create threaded cavities and channels into which screw-in cartridge valves are installed and through which the hydraulic fluids flow. Fluid power engineers can package standard or customized manifolds with screw-in cartridge valves to create application-specific, multiple-function hydraulic control systems that are safe, reliable and provide greater control. In 1995, screw-in cartridge valves accounted for approximately 75% of the Company's net sales while standard and custom manifolds accounted for approximately 25% of net sales.

     The Company sells its products primarily through a global network of independent fluid power distributors to a diverse universe of end users, for use in various "mobile" applications, such as construction, agricultural and utility equipment (approximately 65% of net sales), and a broad array of "industrial" applications, such as machine tools and material handling equipment (approximately 35% of net sales). Sales to the Company's largest distributor represented approximately 6% of net sales in 1995, and the Company believes that aggregate sales by its distributors to the largest end user represented less than 3% of net sales in 1995.

     The Company believes that screw-in cartridge valves will continue to achieve significant growth at the expense of conventional hydraulic valves as design engineers recognize the inherent advantages of screw-in cartridge valves. The Company believes that additional growth potential for screw-in cartridge valve applications exists as a result of a trend toward miniaturization as end users require smaller, lighter-weight and more efficient components. Custom manifolds that utilize screw-in cartridge valves allow customers to design an optimal solution for control of their fluid power systems that significantly reduces assembly time and expense. The United States and Western Europe are the largest developed markets for screw-in cartridge valves, and the Company believes future growth prospects are particularly attractive in the Pacific Rim, Eastern Europe and India where the adoption of screw-in cartridge valves is in the early stage. In 1995, approximately 34% of the Company's net sales were outside the United States.

     Management believes that the Company's success during its 26-year history is due in large part to its emphasis on innovative product designs and vertically integrated, state of the art manufacturing processes. Management attributes the Company's ability to continuously implement process improvements to its horizontal management structure that encourages employee contribution at all levels. The Company does not have a formal organizational chart and employee responsibilities do not devolve from titles or narrow job descriptions. This management philosophy is utilized throughout the Company's operations.

     The Company was organized as a Delaware corporation in September 1996 for the purpose of acquiring all of the outstanding shares of capital stock of Sun Hydraulics Corporation, a Florida corporation ("SHC"), and Sun Hydraulik Holdings Limited, a private limited company organized under the Laws of England and Wales ("SHHL"). See "The Reorganization." SHHL (through subsidiaries in England and Germany) and SHC conduct all of the business and hold all of the assets described as the Company's in this Prospectus. Prior to the Reorganization, which was initiated during 1996 and will be effected immediately prior to the consummation of the Offering, both SHC and SHHL have been controlled by the same group of stockholders and operated as a common enterprise.

INDUSTRY BACKGROUND

     Fluid power is one of three basic technologies, along with electrical and mechanical, utilized to achieve power transmission and motion control. Due to its mechanical advantage, fluid power is widely employed to move and position materials, control machines, vehicles and equipment, and improve industrial efficiency and productivity. Fluid power can perform work on very light loads with a high degree of accuracy or develop enormous forces to move and position materials and equipment that weigh many tons. As a result, fluid power systems are integral to a wide variety of manufacturing, material handling, agricultural and construction equipment. Fluid power systems typically are comprised of valves and manifolds that control the flow of fluids, a pump to generate fluid pressure, and actuators, such as cylinders and rotary motors, to translate pressure into mechanical energy.

     Screw-in hydraulic cartridge valves first appeared in the late 1950s as an alternative to conventional forms of hydraulic valving. Conventional hydraulic valves are generally larger in size, typically manufactured from cumbersome iron castings, relatively inflexible in their ability to interface with machinery and equipment, and are usually simple devices designed to control a single task. Screw-in cartridge valves represent a miniaturization of hydraulic valves, providing the same functional characteristics as conventional valves, but in a smaller package size. In addition to being lighter-weight and more compact, screw-in cartridge valves frequently offer significant advantages in interface flexibility and cost over conventional hydraulic valves.

     Screw-in cartridge valves have achieved greater marketplace acceptance in recent years as hydraulic system design engineers increasingly use them to develop multiple-function control systems. A number of screw-in cartridge valves can be grouped together in a manifold, creating a hydraulic control system that is functionally analogous to an electronic integrated circuit. The Company's breadth of products offers many custom "packaging" opportunities that allow design engineers to create custom, application-specific solutions using the Company's cataloged "off-the-shelf" screw-in cartridge valves and related components. End users can utilize screw-in valves and custom manifolds to design an optimal solution for control of their fluid power systems that significantly reduces assembly time and expense.

     The Company estimates the global market for non-aerospace hydraulic valves to be in excess of $3 billion, and believes that manufacturers of screw-in hydraulic cartridge valves and manifolds and similar products have captured approximately $550 million of the total market. The United States and Western Europe are the largest developed markets for screw-in cartridge valves, and the Company believes that future growth prospects are particularly attractive in the Pacific Rim, Eastern Europe and India, where the adoption of screw-in cartridge technology is in the early stage.

STRATEGY

     The Company's objective is to enhance its position as one of the world's leading designers and manufacturers of screw-in hydraulic cartridge valves by
(i) broadening the market for screw-in cartridge valve applications, (ii) continuing the geographic expansion of its markets, and (iii) selectively expanding its product lines. Key elements of the Company's strategy include the following:

     Deliver Value Through High-Quality, High-Performance Products. The Company's products are designed with operating and performance characteristics that typically exceed those of functionally similar products. Overall, the Company's products provide high value because they generally operate at higher flow rates and pressures than competitive offerings of the same size. The Company tests 100% of its screw-in cartridge valves in order to ensure the highest level of performance on a consistent basis.

     Offer a Wide Variety of "Off-the-Shelf" Products. The Company currently offers one of the most comprehensive lines of screw-in cartridge valves in the world. The Company is committed to producing functionally superior, cataloged products that contain a high degree of common content to minimize work in process and maximize manufacturing efficiency. Products are designed for use by a broad base of industries to minimize the risk of dependence on any single market segment or customer. The Company, in the future, will seek to expand its business through development of products that are complementary to its existing products.

     Capitalize on Custom Manifold Opportunities. Because fluid power system design engineers are increasingly incorporating screw-in cartridge valves into custom control systems, the Company will concentrate its efforts in the custom manifold market in two ways: (i) by designing and manufacturing manifolds which incorporate the Company's screw-in cartridge valves for sale to original equipment manufacturers ("OEMs"), and (ii) by encouraging competitive manifold manufacturers to utilize the Company's screw-in cartridge valves in their manifold designs. The Company's internally developed, proprietary expert system software allows the Company efficiently to design and manufacture smaller, more efficient manifolds in low quantities. The Company provides free software to aid manifold designers in designing the Company's unique cavity into their manifolds and sells tooling at cost for machining its cavities, allowing independent manifold manufacturers easily to incorporate the Company's screw-in cartridge valves into their designs.

     Expand Global Presence. The Company intends to continue to increase its global presence through expansion of its distribution network and its international manufacturing capabilities. Key areas for expansion where the Company has minimal presence include Central and South America, China and Eastern Europe. In addition to operating units in Germany and England, the Company has strong distributor representation in most developed and developing markets, including Western Europe, Taiwan, Korea, Singapore, Australia and Japan. In 1995, the Company generated approximately 34% of its net sales outside the United States. The Company believes that further expansion of its international manufacturing facilities could enhance its competitive position in certain foreign markets. In addition, custom manifolds provide an opportunity for distributors to offer significant local-added content through the local production of manifolds that incorporate the Company's screw-in cartridge valves. This strategy helps minimize potential tariffs and duties that could inflate the price of the Company's products in foreign markets.

     Maintain a Horizontal Organization with Entrepreneurial Spirit. The Company believes that maintaining its horizontal management structure is critical to retaining key personnel and an important factor in attracting top talent from within the hydraulic valve and manifold industry. The Company will strive to maintain its horizontal management structure that encourages communication, creativity, an entrepreneurial spirit and individual responsibility among employees. Employee initiatives have led to continuous process improvement, resulting in considerable operating efficiencies and quality control, as well as the maintenance of a safe and comfortable working environment. The Company believes that a lack of job titles and direct formal reporting responsibilities eliminates perceived barriers to advancement and reduces the potential for adversarial relationships to arise within the organization. A workplace without walls in the Company's offices as well as on the shop floor encourages informal employee consultation and provides the opportunity for all personnel to interface across functional areas.

     Leverage Manufacturing Capability and Know-how as Competitive
Advantages. The Company believes one of its competitive advantages is its ability to manufacture products to demanding specifications. The Company's strong process capability allows it to machine parts to exacting dimensional tolerances, resulting in the high performance characteristics of its screw-in cartridge valves. The Company has the ability to control manufacturing processes to replicate products consistently and can, if it desires, manufacture all components of its products with the exception of springs and elastomer seals. Additionally, the Company has in-house heat treatment capability to provide consistent and reliable control of this critical operation.

     Sell Through Distributors, Market to End Users. Due to the variety of potential customers and the Company's desire to avoid unnecessary bureaucracy, the sales function has been performed primarily by independent distributors. The Company currently utilizes 60 distributors, 37 of which are located outside the United States and a majority of which have strong technical backgrounds or capabilities which enable them to develop practical, efficient and cost-effective fluid power systems for their customers. The Company provides a high level of technical support to its distributors through open access to the Company's engineering staff, catalogs, technical documents and technical training programs. In addition, the Company maintains close relationships with many OEMs and end users of its products in order to understand and predict future needs for fluid power control devices and to test and refine new product offerings.

PRODUCTS

     The Company's products are integral components in fluid power systems for both "mobile" applications, such as construction, agricultural and utility equipment (approximately 65% of net sales) and a broad array of "industrial" applications, such as machine tools and material handling equipment (approximately 35% of net sales). In 1995, screw-in cartridge valves accounted for approximately 75% of the Company's net sales while standard and custom manifolds accounted for approximately 25% of net sales.

  Screw-in Cartridge Valves

     The Company designs and manufactures high-performance, screw-in hydraulic cartridge valves in up to five size ranges, suitable for flows from 5 to 400 gallons per minute and continuous operating pressures up to 5,000 pounds per square inch. The floating construction pioneered by the Company provides demonstrable performance and reliability advantages compared to competitors' product offerings due to its self-alignment characteristic that accommodates potential manufacturing deviations common in the thread-making operations of screw-in cartridge valves and manifolds. This floating construction significantly differentiates the Company from most of its competitors, who design and manufacture rigid screw-in cartridge valves that fit an industry common cavity. The floating construction of the Company's screw-in cartridge valves eliminates the tendency of working parts inside rigid cartridge valves to bind when screwed into the manifold, which leads to unnecessary stress and often premature failure.

     The Company has developed new market opportunities by scaling its screw-in cartridge valves to accommodate application requirements with various flow ranges. Management believes that the series zero valve introduced in 1996 will allow the Company to gain entry to new market applications which it previously had not been able to serve, including fork lift trucks and food processing equipment. The Company believes that scaling involves minimal risk, as designs and manufacturing processes are already proven. Future upward scaling of the product line currently is in a conceptual stage.

     The Company manufactures screw-in cartridge valves for load control, pressure control, flow control and logic and directional control, with a broad range of other unique functional offerings. Many variants of the same basic functional products can be interchanged with each other to attain an optimum level of performance in a customer's fluid power system. The Company's screw-in cartridge valves are described more fully below.

          Load Control Valves. The Company considers itself to be the world's recognized leader in the design and manufacture of load control valves and believes that it holds a dominant market share position in multiple end use applications. Load control valves are pressure devices that are used to control the motion and locking of linear and rotary hydraulic actuators (cylinders and motors) and often are used as safety devices in many critical system areas. Typical applications for these products include cranes, manlifts and aerial platforms. The uncompromising requirement for smooth and reliable operation in these applications has helped build the Company's reputation as a high quality, screw-in cartridge valve manufacturer. Load control valves represent the Company's largest selling product family.

          Pressure Control Valves. The Company manufactures screw-in cartridge valves for limiting or regulating fluid pressure. Types of pressure controls include relief valves, reducing valves, reducing/relieving valves and sequence valves, each available in many variants and configurations. Most hydraulic systems incorporate at least one pressure relief valve for over-pressure protection.

          Flow Control Valves. The Company manufactures a variety of two-, three- and four-port valves to control the rate of flow of fluids in fluid power systems. These valves typically are used to control speed and are an integral component in most fluid power systems. Variety and high flow capacity relative to physical size help differentiate the Company in this product area.

          Logic and Directional Control Valves. The Company manufactures a variety of screw-in cartridge valves that can be used as directional control devices. These valves are used to start, direct and stop the flow of fluid in a fluid power system and can be actuated electrically, manually or with hydraulic pressure. The Company's logic control valves, some of which are patented, can be used in combination with one another to provide complex directional control functions. The Company also manufactures high-pressure spool-type solenoid valves and other pilot devices that can be used to actuate other Company screw-in cartridge valves.

          Other Products. The Company designs and manufactures a broad array of screw-in cartridge valves that can be used in combination with other Company products to offer useful and unique functionality. For example, the Company's Air-Bleed and Start-Up cartridge valves help protect a fluid power system from potential damage by releasing air trapped in the system when a machine is shut down for maintenance. Often, these functional products are not manufactured by any other competitors, providing the Company with additional sales opportunities. While these products are not generally demanded in high volumes, their usefulness across industries helps strengthen the Company's brand name and market penetration.

  Manifolds

     A manifold is a solid block of metal, usually aluminum or ductile iron, which is machined to create threaded cavities and channels into which screw-in cartridge valves can be installed and through which the hydraulic fluid flows. The manifolds manufactured by the Company are described more fully below.

          Standard Manifolds. The variety of standard, cataloged manifolds offered by the Company is unmatched by any screw-in cartridge valve competitor. These products allow customers easily to interface the Company's screw-in cartridge valves into their systems in many different ways. Once designed, standard manifolds require minimal, if any, maintenance engineering over the life of the product. The following are the types of standard manifolds manufactured by the Company:

        - Line Mounted Manifolds can be placed anywhere in a hydraulic system and are easily connected to various standard couplings. These specific products are suitable for both mobile and industrial applications.

        - Subplates and Sandwich Manifolds are offered in five different sizes and industry standard interface patterns and generally are used in industrial applications. The Company believes that the breadth of different functional screw-in cartridge valves it manufactures allows it to offer more functionally unique standard sandwich manifolds than any other cartridge valve or conventional valve manufacturer.

        - Motor Mount Manifolds fit a variety of the most common commercially available hydraulic motor interface patterns. These products allow users of hydraulic motors to buy standard control elements to interface simply and easily with their motors.

          Custom Manifolds. Custom manifolds are designed for a customer-specific application and typically combine many different screw-in cartridge valves in a single package. The Company's internally developed, proprietary expert system software allows the Company efficiently to design and manufacture smaller, more efficient manifolds in low quantities.

ENGINEERING

     The Company believes that it is critical for engineers to play an important role in all aspects of the Company's business, including design, manufacturing, sales and marketing and technical support. The Company currently employs 11 screw-in cartridge valve design engineers, 13 engineering personnel who serve in other capacities, including designing standard and custom manifolds, and five additional engineers who provide technical support. When designing products, engineers work within a disciplined set of design parameters that often results in repeated incorporation of existing screw-in cartridge valve components in new functional products. The Company's focus on engineering has served as the foundation of its ability to offer the expansive range of screw-in cartridge valves that it brings to market.

     Before designing functionally new screw-in cartridge valves, the Company's engineers and sales and marketing personnel first establish performance and operating requirements for the products. An iterative design process is undertaken to meet the expected performance requirements in a screw-in cartridge valve that fits the Company's cavity. Prototypes are typically hand built and subject to extensive testing until the desired performance levels are achieved. Before a new product is released for sale, the Company's engineers will work closely with beta site customers to test the product under actual field conditions.

     During product development, engineers work closely with manufacturing personnel to define the processes required to manufacture the product reliably and consistently. The close link between engineering and manufacturing helps to ensure a smooth transition from design to market. Design changes to facilitate manufacturing processes are not considered if performance levels would be compromised. The Company practices a continuous improvement process, and at various times the Company may incorporate design changes in a product to improve its performance or life expectancy. All of the Company's engineers provide application support to customers and distributors.

MANUFACTURING

     The Company is a process intensive manufacturing operation that extensively utilizes state of the art computer numerically controlled ("CNC") machinery to manufacture its products with consistent replication and minimal lead times. Where commercial machinery is not available for specific manufacturing or assembly operations, the Company often designs and builds its own machinery to perform these tasks. The Company makes extensive use of automated handling and assembly technology (robotics) where possible to perform repetitive tasks, thus promoting manufacturing efficiencies and workplace safety. The Company has its own electric heat treatment furnace to provide consistent and reliable control of this important operation.

     The Company's manufacturing operations include turning, grinding, honing and lapping operations for its screw-in cartridge valves and milling and drilling operations for its manifolds. Most machinery employed by the Company is computer numerically controlled, with more than 75 CNC machines in operation in the Company's manufacturing plants. The Company employs more than 60 robots, including 45 intelligent (programmable) models, to supplement traditional pick and place units. In addition, eight vision systems are in use with three used for decision making tasks. In its manifold manufacturing operations in Florida and England, the Company utilizes internally developed, proprietary personal computer based software to program machines off-line and to minimize setup times. This expert system also enables the Company to utilize compound angle holes in its manifold designs, a technique that allows manifolds to be made smaller in size with fewer potential leak points.

     At its Sarasota, Florida plant, the Company has extensive testing facilities that allow its design engineers to test fully all products at their maximum rated pressure and flow rates. A metallurgist and complete metallurgical laboratory support the Company's design engineers and in-house heat treatment facility. Extensive test equipment also is utilized by the resident engineers at the Company's plants in England and Germany.

     The Company employs a build-to-order philosophy and relies on its distributors to purchase and maintain sufficient inventory to meet their customers' demands. On the front end, most raw materials are delivered on a just-in-time basis, with a one-day supply of aluminum and a five-day supply of steel held in plant. These and other raw materials are commercially available from multiple sources. Scheduling is aided by a software system that provides employees with the requisite information to make intelligent scheduling decisions.

     The Company's ability to machine components to exacting tolerances, such as millionths of an inch circularity, makes it more difficult for competitors to offer products of equal performance. The Company controls most critical finishing processes in-house but does rely on a small network of outside manufacturers to machine cartridge components to varying degrees of completeness. High volume machining operations are performed exclusively at outside vendors. The Company is very selective in establishing its vendor base and develops long-term relationships with vendors. The Company is capable of machining all parts of its cartridge valves and manifolds in house, except elastomer seals and springs. Both of the existing facilities in the United States and England have been certified to ISO 9002 since 1993.

     The Company's operations involve the handling and use of substances that are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the soil, air and water and establish standards for their storage and disposal. The Company believes that it is in material compliance with all of such laws. Compliance with such laws and regulations has not had, and is not expected to have, any material effect on the Company's earnings or competitive position. The Company has not been required to make any material capital expenditures, nor does it expect to have to make any material capital expenditures, in connection with its compliance with such laws and regulations.

SALES AND MARKETING

     The Company's products are sold globally primarily through independent fluid power distributors. Distributors are supported with product education programs conducted by the Company at its facilities. Technical support is provided by each of the Company's three operations (Florida, England and Germany), with two additional regional support offices in the United States. Included in the Company's sales and marketing staff are hydraulic engineers that have significant experience in the fluid power industry. Discount pricing structures encourage distributors to buy in moderate to high volumes to ensure there is a local inventory of products in the marketplace. Domestic distributors are rewarded with additional pricing discounts if payments are received within 10 days of invoicing, helping to establish lower accounts receivable cycle times. The Company does not grant extended payment terms to distributors. The Company has an exchange policy which permits distributors to return standard screw-in cartridge valves and standard manifolds for full credit, provided that the products are in new condition, packaged in factory boxes and date coded within two years. All inventory exchanges must be approved by the Company, and a distributor's quarterly total list price value of inventory exchanges generally is not permitted to exceed 2% of the distributor's prior year's annual shipments, up to a maximum of $50,000.

     The Company currently utilizes 60 distributors, 37 of which are located outside the United States and a majority of which have strong technical backgrounds or capabilities which enable them to develop practical, efficient and cost-effective fluid power systems for their customers. Sales to the Company's largest distributor represented approximately 6% of net sales in 1995 and approximately 34% of the Company's net sales were outside of the United States in 1995.

     In addition to distributors, the Company sells directly to other companies within the hydraulic industry under a pricing program that does not undermine the primary distributors' efforts. Companies that participate in this program must utilize the Company's products in a value-added application, integrating the Company's screw-in cartridge valves into other fluid power products of their manufacture. This strategy strengthens the

Company because it encourages other manufacturers to buy from the Company instead of competing with it. The "goodwill" relationships that result from this strategy also help to keep the Company abreast of technological advances within the fluid power industry, aiding in new product development. In 1995, direct sales to other fluid power component manufacturers accounted for approximately 5% of net sales.

     While the Company generally does not sell directly to end users, it markets directly to end users with catalogs that typically include suggested list prices along with suggested customer discounts. This program is intended to provide design engineers with all the necessary information that is required to specify and obtain the Company's products. Since the average price for a single screw-in cartridge valve is about $20 and the typical order from an end user is for a relatively small quantity, the Company recognizes that its products are often "bought" and not "sold." Publishing and distributing technically comprehensive catalogs makes the Company's products easy to purchase. The Company believes that publishing prices helps to maintain the Company's pricing strategy.

CUSTOMERS

     The Company mails its catalogs to more than 15,000 potential end users in the United States and Canada. Overseas marketing and catalog distribution is executed primarily through distributors. The Company believes that its single largest end use customer represented less than 3% of net sales in 1995, minimizing risks of dependence on major customers. The loss of any one customer would not have a material adverse effect on the Company's business. End users are classified by whether their primary applications for the Company's products are "mobile" or "industrial."

     Mobile applications involve equipment that generally is not fixed in place, such as construction, agricultural and utility equipment. Mobile customers were the original users of screw-in cartridge valves due to the premium that these industries place on considerations of space, weight and cost. Mobile customers currently account for approximately 65% of the Company's net sales. Mobile customers include JLG Industries, Genie, Altec and Simon Telelect (manlifts and aerial platforms); Komatsu Galion, Gomaco, Kawasaki, JCB, Clark Melroe and John Deere (construction equipment); Emergency One (fire rescue equipment); FMC (material handling equipment); Atlas Copco and Fletcher Mining Equipment (mining equipment); and Varco (oil field equipment).

     Industrial applications involve equipment that generally is fixed in place in factories or processing plants. Examples include presses, injection molding equipment and machine tools. The requirements of the industrial marketplace are more demanding than most mobile applications since industrial equipment typically operates at significantly higher cycles. The Company's products are designed to withstand these operating imperatives, and industrial applications currently account for approximately 35% of the Company's net sales. Many conventional valve designs still are used in industrial applications and represent substitution opportunities for the Company's products. Industrial customers include Cincinnati Inc., Motch and Giddings & Lewis (machine tools); Cincinnati Milacron, Autojector and Mitsubishi (injection molding equipment); NRM McNeil (tire presses); Morgan Engineering (steel process plant equipment); and Beloit (paper process plant equipment).

     The Company's distributors are not authorized to approve the use of its products in any of the following applications: (i) any product that comes under the Federal Highway Safety Act, such as steering or braking systems for passenger-carrying vehicles or on-highway trucks, (ii) aircraft or space vehicles, (iii) ordnance equipment, (iv) life support equipment, and (v) any product that, when sold, would be subject to the rules and regulations of the United States Nuclear Regulatory Commission. These "application limitations" have alleviated the need for the Company to maintain the internal bureaucracy necessary to conduct business in these market segments.

COMPETITION

     The hydraulic valve industry is highly fragmented and intensely competitive. The Company has a large number of competitors, some of which are full-line producers and others that are niche suppliers like the Company. Most competitors market globally. Full-line producers have the ability to provide total hydraulic systems to customers, including components functionally similar to those manufactured by the Company. There has been some consolidation activity in recent years, with large, full-line producers filling out their product lines with the acquisition of smaller, privately held screw-in cartridge valve producers. The Company believes that it competes based upon quality, reliability, price, value, speed of delivery and technological characteristics. The Company estimates that the following competitors represent more than 50% of the world-wide sales of non-aerospace, screw-in hydraulic cartridge valves: Oil Control SpA, Hydraforce, Inc., Vickers Incorporated, Danfoss Fluid Power, Dana Corp., Compact Controls, Inc., Sterling Hydraulics, Inc. and Parker-Hannifin Corp.

     Most of the Company's screw-in cartridge valve competitors produce screw-in cartridge valves that fit an industry common cavity that allows their products to be interchangeable. The industry common cavity is not supported by any national or global standards organizations. The International Standards Organization (ISO) recently developed a standard screw-in cartridge cavity that is different from the industry common cavity. The Company does not manufacture a product that fits either the industry common or the ISO standard cavity. Currently, no major competitor produces products that conform to the ISO standard. See "Risk Factors -- Potential Marketplace Acceptance of Industry Standards."

     The manifold business is also highly fragmented and intensely competitive. All of the major screw-in cartridge valve manufacturers either manufacture manifolds or have sources that they use on a regular basis. In addition, there are a number of independent manifold suppliers that produce manifolds incorporating various manufacturers' screw-in cartridge valves, including those made by the Company. Finally, there are many small, independent machine shops that produce manifolds at very competitive prices. Competition in the manifold business is based upon quality, price, relationships based on proximity to the customer, and speed of delivery.

EMPLOYEES

     As of October 1, 1996, the Company had approximately 410 full-time employees in the United States, approximately 70 in England and 10 in Germany. Over 80% of its employees are in manufacturing functions, over 10% are in engineering and marketing functions, and the remainder are in other support functions. None of the employees in any operating unit are represented by a union and the Company believes that relations with its employees are good.

     Employees are paid either hourly or with an annual salary at rates that are competitive with other companies in the industry and geographic area. The combination of competitive salary, above average health and retirement plans, and a safe and pleasant working environment discourages employee turnover and encourages efficient, high-quality production.

     The Company recognizes the need for continuing employee education to allow the workforce to remain effective in today's rapidly changing technological environment. Significant time is dedicated to education programs that assist employees in understanding technology and the change it brings to their jobs. The Company also offers tuition reimbursement programs that encourage employees to continue the education process outside the workplace.

PROPERTIES

     The Company owns two manufacturing facilities (Sarasota, Florida, and Coventry, England) with two additional facilities under construction (Sarasota, Florida and Erkelenz, Germany). The existing Sarasota plant has approximately 66,000 square feet, with additional acreage at the site that can accommodate future expansion. The Coventry plant is comprised of 25,000 square feet, with additional acreage at the site that can accommodate future expansion.

     The new plant in Sarasota, located approximately two miles from the existing facility, will offer an additional 60,000 square feet of capacity and will be used initially for manifold manufacturing. Approximately 85 personnel from the existing plant will move to the new plant once it is completed. The new facility in Germany will offer approximately 42,000 square feet of capacity for future product manufacturing needs.

Initially, the German facility will utilize a small percentage of available space to assemble cartridge valves and manifolds; the Company intends to sublease all or a portion of the unused space.

PATENTS AND TRADEMARKS

     The Company believes that the growth of its business will be dependent upon the quality and functional performance of its products and its relationship with the marketplace, rather than the extent of its patents and trademarks. The Company's principal trademark is registered globally in the following countries:
Australia, Canada, France, Germany, Italy, Japan, Korea, Mexico, Spain, Sweden, Switzerland, the United Kingdom and the United States. While the Company believes that its patents have significant value, the loss of any single patent would not have a material adverse effect on the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings other than routine litigation incidental to its business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the Directors, Executive Officers and certain key employees of the Company:

                     NAME                    AGE                  POSITION
    ---------------------------------------  ---   ---------------------------------------
    Robert E. Koski........................  67    Chairman of the Board of Directors
    Clyde G. Nixon.........................  61    President, Chief Executive Officer,
                                                   Director
    Robert J. Devereaux....................  65    Vice President
    Jeffrey Cooper.........................  55    Engineering Manager
    Russell G. Copeman.....................  57    Manufacturing Manager
    Richard J. Dobbyn......................  53    Chief Financial Officer
    Peter G. Robson........................  53    General Manager, Sun Hydraulics Limited
    Arthur B. Bodley.......................  78    Director
    James G. March.........................  68    Director
    Curtis J. Timm.........................  68    Director
    Taco van Tijn..........................  72    Director
    David N. Wormley.......................  57    Director

     MR. KOSKI is a co-founder of the Company and has served as its Chairman of the Board since it began operations in 1970. He was also its President and Chief Executive Officer from that time until November 1988. He is a graduate of Dartmouth College and past Chairman of the Board of the National Fluid Power Association. Mr. Koski has over 35 years experience in the fluid power industry, and has served as Chairman of the Fluid Power Systems and Technology Division of the American Society of Mechanical Engineers, and as a member of the Board of Directors of the National Association of Manufacturers.

     MR. NIXON joined the Company in January 1988, and was named its President and Chief Executive Officer in November 1988. From September 1985, to January 1988, he served as Vice President of Cross & Trecker Corporation and was President of Warner & Swasey Company, its wholly-owned subsidiary. From 1964 to 1985, he served in various management capacities with Brown & Sharpe Manufacturing Corporation, most recently as Vice President of its fluid power division and President of Double A Products Company, its wholly-owned subsidiary. Mr. Nixon is a graduate of Cornell University and the Harvard Business School, and he currently serves as First Vice Chairman of the Board of the National Fluid Power Association. Mr. Nixon has over 29 years experience in the fluid power industry.

     MR. DEVEREAUX joined the Company as head of manufacturing operations and processes in June 1979. He was named Vice President in January 1991. From 1957 to 1979, he served in various management capacities with Continental Group and its subsidiaries Continental Can Corporation and Bondware/Crest. Mr. Devereaux is an engineering graduate of Rensselaer Polytechnical Institute. Mr. Devereaux has over 17 years experience in the fluid power industry.

     MR. COOPER joined the Company in December 1990, as an engineer and has been Engineering Manager since September 1991. From August 1987, to December 1990, he was Engineering Manager, Mobile Valves, of Vickers, Incorporated, a wholly-owned subsidiary of Trinova Corporation, and from September 1979 to August 1986, he served as Vice President of Engineering for Double A Products Company. Mr. Cooper is an engineering graduate of Willesden College of Technology, London, England. Mr. Cooper has over 28 years experience in the fluid power industry.

     MR. COPEMAN joined the Company in July 1996, as Manufacturing Manager, in charge of manufacturing operations and processes. From January 1996, to July 1996, Mr. Copeman was the principal of Copeman Consulting, and performed consulting services for the Company from March 1996 to July 1996. From January 1994, to October 1995, Mr. Copeman was a partner with Coopers & Lybrand, Australia; from July 1989, to December 1993, he was a Director of Coopers & Lybrand's International Manufacturing Practice. From January 1985, to July 1989, he served in various management positions with Vickers,

Incorporated, most recently as Vice President. From August 1967, to January 1985, he served in various management positions with Double A Products Company, most recently as Vice President. Mr. Copeman is a Certified Manufacturing Engineer and a graduate of Georgia Institute of Technology and the Krannert Business School of Purdue University. Mr. Copeman has over 22 years experience in the fluid power industry.

     MR. DOBBYN joined the Company in October 1995, and was named Chief Financial Officer in July 1996. From June 1995 to October 1995, Mr. Dobbyn served as the Controller of Protek Electronics. From July 1994 to June 1995, he served as the Fiscal Director of a non-profit child care agency. From September 1984 to July 1994, Mr. Dobbyn was Senior Vice President-Finance and Administration for Loral Data Systems, formerly Fairchild Weston Systems, a Schlumberger company. Mr. Dobbyn is a Certified Public Accountant and a graduate of Boston College.

     MR. ROBSON has served as a Director of Sun Hydraulics Limited, Coventry, England, since May 1993, and has been employed by the Company as the General Manager of its United Kingdom operations since 1982. Mr. Robson is a Chartered Engineer and a graduate of Coventry University. Mr. Robson has over 30 years experience in the fluid power industry.

     MR. BODLEY has served as President and Chief Executive Officer of Atlas Fluid Components Company, Inc., a fluid power distributorship in Akron, Ohio, since January 1966. Mr. Bodley has over 30 years experience in the fluid power industry. He has served as a Director of the Company since January 1973.

     DR. MARCH is a Professor Emeritus at Stanford University, Palo Alto, California. He was a senior member of the faculty at Stanford University and the Stanford Business School from September 1970, to August 1995, and is the author of numerous books and articles on organizational behavior and decision making. From September 1964, to August 1970, Dr. March was a Professor of Psychology and Sociology at the University of California, Irvine, where he was Dean of the School of Social Sciences from 1964 to 1969. Dr. March served as a Director of the Company from 1989 to 1992, and rejoined the Company's Board of Directors in November 1995. He also is a member of the Board of Directors of Wally Industries and Chair of the Citicorp Behavioral Sciences Research Council. Dr. March is a graduate of the University of Wisconsin and received his Ph.D. from Yale University.

     MR. TIMM is a private investor and was a founding partner of the law firm of Icard, Merrill, Cullis, Timm, Furen & Ginsburg, Sarasota, Florida, where he practiced law from 1958 to 1989. He is a graduate of the University of Minnesota and its law school and has served as a Director of the Company since April 1970.

     MR. VAN TIJN is an attorney (solicitor), practicing law in London, England, since May 1971. He has been a Director of the Company since February 1989, and the principal statutory officer of Sun Hydraulik Holdings Limited since January 1991.

     DR. WORMLEY is the Dean of the Engineering School at Pennsylvania State University, where he has taught since 1992. He previously was a member of the engineering faculty at the Massachusetts Institute of Technology. Dr. Wormley is Vice-Chair of the National Science Foundation Engineering Directorate Advisory Committee. Dr. Wormley has served as a Director of the Company since December 1992. He is an engineer and earned his Ph.D. from the Massachusetts Institute of Technology.

     The Board of Directors currently consists of seven members. The Company's Certificate of Incorporation classifies the Board of Directors into three classes, with each class holding office for a three-year period. The terms of Messrs. Bodley, Koski and March expire in 1997; the terms of Messrs. Nixon and Timm expire in 1998; and the terms of Messrs. van Tijn and Wormley expire in 1999. Officers are elected annually by and serve at the discretion of the Board of Directors. Mr. Koski and Dr. March are step-brothers.

     Directors who are not officers of the Company are paid $2,500 for attendance at each meeting of the Board of Directors, as well as each meeting of each Board committee on which they serve when the committee meeting is not held within one day of a meeting of the Board of Directors. Directors are also reimbursed for their expenses incurred in connection with their attendance at such meetings. In January 1995, the Company paid Mr. Timm the final $12,500 of a total $25,000 consulting fee for preparation of a report analyzing certain structural, legal and tax issues relating to the Company's business activities.

     The Company has established a Compensation Committee, comprised of Dr. March, Mr. Timm and Dr. Wormley. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all Officers, review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, administer the Company's stock option plans and carry out the responsibilities required by the rules of the Securities and Exchange Commission (the "Commission").

     The Company expects that the Board of Directors will establish an Audit Committee and an Executive Committee. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the closing of the Offering.

     The functions of the Audit Committee will be to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope of and the fees for the prospective annual audit, to review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, review management's procedures and policies relative to the adequacy of the Company's internal accounting control, review compliance with federal and state laws relating to accounting practices and review and approve (with the concurrence of a majority of the disinterested Directors of the Company) transactions, if any, with affiliated parties.

     The Executive Committee, to the fullest extent allowed by Delaware law and subject to the powers and authority delegated to the Audit Committee and the Compensation Committee, will have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Board of Directors of the Company determined the compensation, including salary and bonus, of the Executive Officers of the Company for the fiscal year ended December 31, 1995, and for the current fiscal year through the date hereof. Following the Offering, it is expected that the Compensation Committee of the Board of Directors will determine the compensation of the Company's Executive Officers. See "Management -- Directors, Executive Officers and Key Employees."

EXECUTIVE COMPENSATION

     The following table is a summary of the compensation paid or accrued by the Company for the last three fiscal years, for services in all capacities to the Company's Chief Executive Officer and its other three Executive Officers who earned more than $100,000 from the Company in 1995 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL             LONG TERM
                                               COMPENSATION        COMPENSATION
                  NAME AND                    ---------------        AWARDS --         OTHER ANNUAL
             PRINCIPAL POSITION               YEAR    SALARY    OPTIONS/SARS (#)(1)   COMPENSATION(2)
--------------------------------------------  ----   --------   -------------------   ---------------
Robert E. Koski,............................  1995   $106,000              --             $28,033(3)
  Chairman of the Board of Directors          1994    106,000              --              18,837
                                              1993    106,000              --              13,056
Clyde G. Nixon,.............................  1995    165,000         110,739              21,807
  President and Chief Executive Officer       1994    150,000              --              30,827(4)
                                              1993    142,500              --              13,229
Robert J. Devereaux.........................  1995    123,500              --              19,771
  Vice President                              1994    118,500              --              19,171
                                              1993    113,000          55,369              13,959
Jeffrey Cooper..............................  1995    110,500              --              10,280
  Engineering Manager                         1994    105,000              --               9,840
                                              1993     98,000          55,369               5,364

---------------

(1) Represents phantom stock compensation award.
(2) Certain perquisites were provided to certain of the Named Executive Officers, but in no event did the value of the perquisites provided in any year exceed 10% of the amount of the executive's salary for that year, except with respect to Mr. Koski (see note 3) and Mr. Nixon (see note 4). All other amounts shown in this column reflect contributions made by the Company on behalf of the employee to the Company's 401(k) plan.
(3) Includes payment by the Company of certain professional fees on behalf of Mr. Koski.
(4) Includes payment by the Company of certain club dues on behalf of Mr. Nixon.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS                                      POTENTIAL
                                     -----------------------                               REALIZABLE VALUE
                                                  PERCENT OF                               AT ASSUMED ANNUAL
                                     NUMBER OF      TOTAL                                      RATES OF
                                     SECURITIES    OPTIONS                                    STOCK PRICE
                                     UNDERLYING   GRANTED TO                                 APPRECIATION
                                      OPTIONS     EMPLOYEES    EXERCISE OR                FOR OPTION TERM (1)
                                      GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   -------------------
               NAME                     (#)          YEAR        ($/SH)         DATE       5% ($)    10% ($)
                (A)                     (B)          (C)           (D)          (E)         (F)        (G)
-----------------------------------  ----------   ----------   -----------   ----------   --------   --------
Robert E. Koski....................          0        --             --            --           --         --
Clyde G. Nixon.....................    110,739        80%         $3.36        7/1/05     $234,486   $591,798
Robert J. Devereaux................          0        --             --            --           --         --
Jeffrey Cooper.....................          0        --             --            --           --         --

---------------

(1) The 5% and 10% assumed annual rates of stock price appreciation are provided in compliance with Regulation S-K under the Securities Exchange Act of 1934. The Company does not necessarily believe that these appreciation calculations are indicative of actual future stock option values or that the price of Common Stock will appreciate at such rates.

 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                         NUMBER OF
                                                                        SECURITIES         VALUE OF
                                                                        UNDERLYING       UNEXERCISED
                                                                        UNEXERCISED      IN-THE-MONEY
                                                                       OPTIONS/SARS      OPTIONS/SARS
                                             SHARES                      AT FISCAL        AT FISCAL
                                           ACQUIRED ON      VALUE      YEAR-END (#)      YEAR-END ($)
                                            EXERCISE      REALIZED     EXERCISABLE/      EXERCISABLE/
                  NAME                         (#)           ($)       UNEXERCISABLE   UNEXERCISABLE(1)
                   (A)                         (B)           (C)            (D)              (E)
-----------------------------------------  -----------   -----------   -------------   ----------------
Robert E. Koski..........................          0         --                  0/0                0/0
Clyde G. Nixon...........................     21,006      $ 239,840    7,021/134,084   $ 71,160/109,441
Robert J. Devereaux......................     10,508        129,410    27,998/33,221     110,300/76,500
Jeffrey Cooper...........................          0         --        22,148/33,221      51,000/76,500

---------------

(1) In the absence of a trading market for the Common Stock, value is based upon the difference between book value per share at December 31, 1995 and the exercise price.

STOCK OPTION PLAN

     The Company adopted the Sun Hydraulics Incorporated 1996 Stock Option Plan (the "Plan") in September 1996. The Company may issue up to 1,000,000 shares of Common Stock to participants in the Plan. The Plan has a term of ten years.

     The Plan authorizes the Company's Compensation Committee to grant options ("Options") to purchase shares of the Company's Common Stock to Directors, Officers and employees of the Company. The purposes of the Plan are to enable the Company to attract and retain qualified persons to serve as Directors, Officers and employees and to align the interests of such persons with the interests of stockholders by giving them a personal interest in the value of the Company's Common Stock.

     Options granted to eligible employees under the Plan may be Options that are intended to qualify as "Incentive Stock Options" within the meaning of
Section 422 of the Code or Options that are not intended to so qualify ("Nonstatutory Options"). Options granted to members of the Board of Directors who are not also employees of the Company will be Nonstatutory Options.

     If the Option is designated as an Incentive Stock Option, the purchase price of the Common Stock that is the subject of such Option may be not less than the fair market value of the Common Stock on the date the Option is granted. Additionally, no Incentive Stock Option may be granted to any employee, who, at the time of such grant, owns more than 10% of the stock of the Company or of any subsidiary, unless at the time such Option is granted the exercise price is at least 110% of the fair market value of the Common Stock and the term of the Option is for five years or less. If the Option is a Nonstatutory Option, the purchase price may be equal to or less than the fair market value of the Common Stock on the date the Option is granted, as the Compensation Committee shall determine. No person may receive in any year Options to purchase more than 150,000 shares of Common Stock. The exercise price is payable at the time of exercise (i) in cash, (ii) by the delivery of shares of Common Stock having a fair market value equal to the exercise price, (iii) with a promissory note for part of the option price, or (iv) in such other manner as the Compensation Committee may approve. Any grant may provide for payment of the exercise price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates.

     No Options may be exercised more than 10 years from the date of grant. Each employee's or Director's stock option agreement may specify the period of continuous service with the Company that is necessary before the Option will become exercisable. Except in the case of an employee who is permanently and totally disabled, if the Option is an Incentive Stock Option, it will be exercisable only if the recipient is an employee of either the Company or a subsidiary corporation at all times during the period beginning on the date of the grant of the Option and ending on a date which is no later than three months before the date of such exercise, all as specified in the employee's or Director's stock option agreement. Successive grants may be made to the same recipient regardless of whether Options previously granted to him or her remain unexercised.

     No Option granted under the Plan is transferable by a participant except by will or the laws of descent and distribution. Options may not be exercised during a participant's lifetime except by the participant or, in the event of the participant's incapacity, by the participant's guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision.

     The Plan may be amended from time to time by the Board of Directors in such respects as it deems advisable. Further approval by the stockholders of the Company will be required for any amendment that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) materially change the classes of persons eligible to participate in the Plan, or
(iii) otherwise cause Rule 16b-3 under the Exchange Act to cease to be applicable to the Plan. No amendment may change the Plan so as to cause any Option intended to be an Incentive Stock Option to fail to meet the Internal Revenue Code requirements for an Incentive Stock Option. No amendment may change any rights an Option holder may have under any outstanding Option without the written consent of the holder of the Option. The Board may at any time terminate or discontinue the Plan.

     The Company has granted to the four independent Directors who joined the Board of Directors prior to 1994 Nonstatutory Options under the Plan to purchase 14,700 shares of Common Stock. Such options have an exercise price of $3.00 per share, a term of 10 years and are immediately exercisable. The Company intends to grant Incentive Stock Options to purchase 100,000 shares of Common Stock under the Plan to two Executive Officers of the Company following the Offering, with an exercise price equal to the initial public offering price of the Common Stock. The Options will vest over varying periods of time and have a term of 10 years. In connection with the termination of certain phantom stock compensation agreements in September 1996, the Company granted Nonstatutory Options to purchase 305,260 shares of Common Stock under the Plan to eight employees, including four Executive Officers of the Company. Such Options have exercise prices ranging from $3.00 to $5.05, with a weighted average price of $3.95. Such options are all immediately exercisable and have a term of 10 years. The Company also has committed to grant Incentive Stock Options to purchase 189,348 shares of Common Stock under the Plan to such employees following the Offering at an exercise price equal to the initial public offering price of the Common Stock. Such Options will vest over varying periods of time, up to five years, and will have a term of 10 years. See "The Reorganization."

                              CERTAIN TRANSACTIONS

     The information set forth herein briefly describes transactions over the past three years between the Company and its Directors, Officers and 5% stockholders. Management of the Company believes that such transactions have been on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties. These transactions have been approved by a majority of the Company's disinterested Directors. Future transactions, if any, with affiliated parties will be approved by a majority of the Company's disinterested Directors and the Audit Committee (after the Offering) and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

ORGANIZATION OF SUNOPTECH, LTD.

     In October 1995, the Company contributed certain intangible assets to SunOpTech, Ltd. ("SunOpTech"), a limited partnership formed to further the development of manufacturing software. In January 1996, the Company distributed to its stockholders the 65% limited partnership interest in SunOpTech which it received in exchange for the contributed intangible assets. Robert E. Koski owns 51% of the common stock of the general partner of SunOpTech, and Messrs. Koski and Clyde G. Nixon are members of the board of directors of the general partner. The Company currently has no ownership interest in SunOpTech.

     The Company entered into a contract with SunOpTech for a 35-month term beginning November 1995, for the development of computer software and computer support to the Company. The Company will pay approximately $955,000 over the contract term, provide office space and equipment and reimburse

SunOpTech for reasonable expenses related to the software development. During 1995, the Company paid fees of $90,000 and expenses of $25,000 under the agreement, and provided certain administrative support to SunOpTech at no charge. The software is still in the development stage but is being utilized in the Company's plants in Sarasota and Germany. Under its agreement with SunOpTech, the Company has a perpetual, nonexclusive license to use the software, as well as any future enhancements, without charge other than the development and support fees to be provided during the 35-month term of the agreement.

ATLAS FLUID COMPONENTS COMPANY, INC.

     Arthur B. Bodley, a Director of the Company, is the President, Chief Executive Officer and controlling stockholder of Atlas Fluid Components Company, Inc. ("Atlas"), a fluid power distributorship in Akron, Ohio, that purchases and sells the Company's products pursuant to one of the Company's standard distributor agreements. Atlas purchased approximately $1.3 million, $1.2 million and $1.1 million of products from the Company in fiscal 1995, 1994 and 1993, respectively.

INDEMNIFICATION AGREEMENTS

     For a description of limitations on liability of the Company's Directors and certain indemnification arrangements with respect to the Company's Directors and Officers, see "Description of Capital Stock -- Directors' Liability." Further, the Company has entered into indemnity agreements with all of its Directors and Officers for the indemnification and advancing of expenses to such persons to the full extent permitted by law. The Company intends to execute such indemnity agreements with its future Officers and Directors. The Company maintains insurance for the benefit of its Officers and Directors insuring such persons against certain liabilities arising in connection with their service as Officers and Directors of the Company and its subsidiaries, including certain liabilities under the securities laws.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of the consummation of the Reorganization and as adjusted to reflect the sale of the Common Stock offered hereby by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director and Named Executive Officer of the Company, and (iii) all Directors and Executive Officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. The table assumes that the persons listed do not purchase any shares of Common Stock in the Offering and that the Underwriters' over-allotment option is exercised in full.

                                                        SHARES BENEFICIALLY          SHARES TO BE
                                                               OWNED                 BENEFICIALLY
                                                         PRIOR TO OFFERING       OWNED AFTER OFFERING
                                                       ----------------------   ----------------------
                 NAME AND ADDRESS(1)                    NUMBER     PERCENT(2)    NUMBER     PERCENT(2)
-----------------------------------------------------  ---------   ----------   ---------   ----------
Christine L. Koski(3)................................  1,419,416      35.5      1,419,416      22.5
  5619 Preston Oaks Road
  Dallas, Texas 75240
Robert C. Koski(3)...................................  1,360,855      34.0      1,360,855      21.6
  315 Sycamore Street
  Decatur, Georgia 30030
Thomas L. Koski(3)...................................  1,360,855      34.0      1,360,855      21.6
  Six New Street
  East Norwalk, Connecticut 06855

                                                        SHARES BENEFICIALLY          SHARES TO BE
                                                               OWNED                 BENEFICIALLY
                                                         PRIOR TO OFFERING       OWNED AFTER OFFERING
                                                       ----------------------   ----------------------
                 NAME AND ADDRESS(1)                    NUMBER     PERCENT(2)    NUMBER     PERCENT(2)
-----------------------------------------------------  ---------   ----------   ---------   ----------
Robert E. Koski(4)...................................  1,189,800      29.8      1,189,800      18.9
Beverly Koski(4).....................................  1,189,800      29.8      1,189,800      18.9
Robert S. and Ann R. Ferrell(5)......................    420,437      10.5        420,437       6.7
  5924 Cranbrook Way, #101
  Naples, Florida 34112
Robert J. Devereaux(6)...............................    250,200       6.2        250,200       3.9
Clyde G. Nixon(7)....................................    211,637       5.2        211,637       3.3
Curtis J. Timm(8)....................................     97,284       2.4         97,284       1.5
Peter G. Robson(9)...................................     76,308       1.9         76,308       1.2
James G. March(10)...................................     53,572       1.3         53,572         *
Jeffrey Cooper(9)....................................     49,109       1.2         49,109         *
Arthur B. Bodley(8)..................................     13,860         *         13,860         *
Taco van Tijn(8).....................................      8,920         *          8,920         *
David N. Wormley(11).................................      3,940         *          3,940         *
Russell G. Copeman...................................          0        --              0        --
Richard J. Dobbyn....................................          0        --              0        --
All Directors and Executive Officers as a
  Group (12 persons).................................  1,954,630      45.4      1,954,630      29.6


---------------

   * Less than 1%.
 (1) Unless otherwise indicated, the address of each of the persons listed who own more than 5% of the Company's Common Stock is 1500 West University Parkway, Sarasota, Florida 34243.
 (2) Based on 4,000,000 shares of Common Stock outstanding prior to the Offering and 6,300,000 shares of Common Stock outstanding immediately after the Offering. Pursuant to the rules of the Commission, certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 404,904 shares owned by the Christine L. Koski Irrevocable Trust, 404,904 shares owned by the Robert C. Koski Irrevocable Trust, 404,904 shares owned by the Thomas L. Koski Irrevocable Trust, 52,533 shares owned by the Christine L. Koski Family Trust, 46,805 shares owned by the Robert
     C. Koski Family Trust and 46,805 shares owned by the Thomas L. Koski Family Trust. Christine L. Koski, Robert C. Koski and Thomas L. Koski are the co-trustees of each of these trusts and share voting and dispositive power. Christine L. Koski, Robert C. Koski and Thomas L. Koski are all adult children of Robert E. Koski.


 (4) Includes 605,426 shares owned by Beverly Koski and 584,374 shares owned by Robert E. Koski. Beverly Koski is the spouse of Robert E. Koski. Does not include any of the shares beneficially owned by Christine L. Koski, Robert
     C. Koski and Thomas L. Koski.

 (5) Includes 240,125 shares owned by the Robert S. Ferrell Trust, of which Robert S. Ferrell is the sole trustee, and 180,312 shares owned by the Ann
     R. Ferrell Trust, of which Ann R. Ferrell is the sole trustee. Robert S. Ferrell is the spouse of Ann R. Ferrell.
 (6) Includes 139,871 shares owned by the Robert J. Devereaux Trust, of which Robert J. Devereaux is the sole trustee, and 52,500 shares owned by the Christine C. Devereaux Trust, of which Christine C. Devereaux is the sole trustee. Robert J. Devereaux is the spouse of Christine C. Devereaux. Also includes 57,829 shares which will be subject to options exercisable by Mr. Devereaux within 60 days which the Company has granted or committed to grant immediately following the Offering in connection with the amendment of certain phantom stock compensation agreements. See "The Reorganization."

 (7) Includes 107,349 shares which are owned jointly by Mr. Nixon and his spouse. Also includes 104,288 shares which will be subject to options exercisable by Mr. Nixon within 60 days which the Company has granted or committed to grant immediately following the Offering in connection with the amendment of certain phantom stock compensation agreements. See "The Reorganization."
 (8) Includes 3,920 shares subject to currently exercisable options.
 (9) Represents shares which will be subject to options exercisable within 60 days which the Company has granted or committed to grant immediately following the Offering in connection with the amendment of certain phantom stock compensation agreements. See "The Reorganization."
(10) Shares are owned jointly by Dr. March and his spouse.
(11) Includes 2,940 shares subject to currently exercisable options.

                               THE REORGANIZATION

     The Company is a newly organized Delaware corporation formed for the purpose of acquiring all of the outstanding shares of capital stock of Sun Hydraulics Corporation, a Florida corporation ("SHC"), and Sun Hydraulik Holdings Limited, a private limited company organized under the Laws of England and Wales ("SHHL") (the "Reorganization"). SHC began operation in 1970 in Sarasota, Florida; SHHL's operations in Europe began in 1982. SHHL (through subsidiaries in England and Germany) and SHC conduct all of the business and hold all of the assets described as the Company's in this Prospectus. Prior to the issuance of shares of Common Stock to the stockholders of SHC and SHHL and the purchasers of Common Stock in the Offering, only one share of Common Stock has been issued by the Company, which share was issued to Clyde G. Nixon at a price of $10 per share. Pursuant to the Reorganization, all of the outstanding shares of the common stock of SHC and SHHL will be exchanged for newly issued shares of the Company's Common Stock, and SHC and SHHL thereafter will be wholly-owned subsidiaries of the Company.

     Prior to the Reorganization, SHC and SHHL have been controlled by the same group of stockholders and were operated as a common enterprise. After the Reorganization, such stockholders will own approximately 4,000,000 shares of the Company's Common Stock in the relative proportions that their stock bore to their percentage ownership of the two companies. No registration rights have been granted to the SHC and SHHL stockholders, and the shares of the Company's Common Stock issued to them in the Reorganization will be "restricted securities" under the Securities Act of 1933. See "Shares Eligible for Future Sale." The Reorganization is contingent upon the closing of the Offering and will be effective immediately prior thereto.

     The stockholders of SHC and SHHL will own approximately 2/3 of the Company's outstanding shares after the Offering (assuming that the Underwriters' over-allotment option is not exercised). In structuring the Reorganization, the Company concluded that the issuance of 4,000,000 shares represented fair value for the acquired assets and operations of SHC and SHHL. Although the combined stockholders' equity of SHC and SHHL as of September 30, 1996, was approximately $24 million, the Company determined the value of the SHC and SHHL shares to be in the $38 million to $46 million range, based upon the per share price range for the Offering. The Company based its determination primarily on its appraisal of the earning capacity of the combined entities as a going concern in light of negotiations with the Underwriters, rather than on underlying asset values.

     In connection with the Reorganization, the Company will issue to eight employees of SHC and SHHL, including four Executive Officers of the Company, Options to purchase 305,260 shares of Common Stock in exchange for options they hold to purchase shares of SHC common stock. Such options to purchase SHC shares were issued by SHC in connection with the termination of certain individual phantom stock compensation agreements of SHC. The exercise prices for such Options range from $3.00 to $5.05, with a weighted average of $3.95. Such Options are all immediately exercisable and have a term of 10 years. The Company also has committed to issue to such employees Incentive Stock Options to purchase 189,348 shares of Common Stock following the Offering at the initial public offering price of the Common Stock, and such Incentive Stock Options will vest over varying periods of up to five years.

     Unless otherwise specified herein, references to the "Company" mean Sun Hydraulics Incorporated after giving effect to the acquisition of SHC and SHHL in the Reorganization.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 2,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock").

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the prior rights of the holders of Preferred Stock, if any, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor, and to share ratably in the assets of the Company legally available for distribution to the stockholders in the event of liquidation or dissolution. The Common Stock has no preemptive rights or redemption privileges. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of Directors can elect all the Directors then being elected. All the outstanding shares of Common Stock are, and the shares to be sold in the Offering when issued and paid for will be, fully paid and not liable for further call or assessment. After giving effect to the Reorganization, the Company will have 24 holders of record of Common Stock.

PREFERRED STOCK

     The Company is authorized to issue 2,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. The Company has no present plans to issue any shares of Preferred Stock.

     Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

DIRECTORS' LIABILITY

     As authorized by the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation of the Company (the "Certificate") limits the liability of Directors to the Company for monetary damages. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from Directors for breaches of their fiduciary duties as Directors (including breaches resulting from negligent behavior), except in certain circumstances involving wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate contains provisions to indemnify the Company's Directors and Officers to the full extent permitted by the DGCL. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a Director's fiduciary duty. These provisions will not alter the liability of Directors under federal securities laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the DGCL, which provides, with certain exceptions, that a Delaware corporation may not engage in a "business combination" with a person or an affiliate or associate of a person who is an "Interested Stockholder" for a period of three years from the date that such person became an Interested Stockholder unless: (a) the transaction resulting in a person's becoming an Interested Stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an Interested Stockholder, (b) the Interested Stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an Interested Stockholder (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or (c) on or after the date the person became an Interested Stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the Interested Stockholder. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the Interested Stockholder. An "Interested Stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CERTIFICATE AND BYLAWS

     Certain provisions of the Certificate and the Bylaws of the Company (the "Bylaws") could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors believes that, as a general rule, such takeover proposals would not be in the best interests of the Company and its stockholders.

  Certificate of Incorporation

     Classified Board of Directors. The Certificate provides for the Board of Directors to be divided into three classes of Directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Board of Directors believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors.

     The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board for two years, unless they can show cause and obtain the requisite vote.

     Special Meetings of Stockholders. The Certificate provides that special meetings of stockholders of the Company may be called only by the Chairman, the President or by a majority of the members of the Board of Directors. The Certificate also prohibits the taking of stockholder action by written consent without a meeting if there are more than 30 stockholders of record. This provision will make it more difficult for stockholders to take action opposed by the Board of Directors.

     Amendment of Certain Provisions of the Certificate. The Certificate generally requires the affirmative vote of the holders of at least 80% of the outstanding voting stock in order to amend its provisions, including any provisions concerning (i) the classified board, (ii) the amendment of the Bylaws, (iii) any proposed compromise or arrangement between the Company and its creditors, (iv) the authority of stockholders to act by written consent, (v) the liability of Directors, (vi) the calling of special meetings of the stockholders, and (vii) the supermajority voting requirements described in this paragraph. These voting requirements will make it more difficult for stockholders to make changes in the Certificate which would be designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least an 80% stockholder vote will enable the holders of a minority of the voting securities of the Company to prevent the holders of a majority or more of such securities from amending such provisions of the Certificate.

     Number of Directors; Removal. The Certificate provides that the Board of Directors will consist of that number of Directors as shall be fixed from time to time by resolution adopted by a majority of the Directors then in office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Certificate provides that Directors of the Company may be removed only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock. This provision will preclude a stockholder from removing incumbent Directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

  Bylaws

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as Director as well as for other stockholder proposals to be considered at stockholders' meetings.

     Notice of stockholder proposals and Director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or at which the Directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

     A stockholder's notice to the Secretary with respect to a stockholder proposal shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting, (iii) the name and address of the stockholder proposing such business,
(iv) the class or series and number of shares of stock of the Company which are owned beneficially or of record by such stockholder, (v) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. A stockholder's notice to the Secretary with respect to a Director nomination shall set forth (i) certain information about the nominee, (ii) the consent of the nominee to serve as a Director if elected, (iii) the name and address of the nominating stockholder, (iv) the class or series and number of shares of stock of the Company which are beneficially owned by such stockholder,
(v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made, (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named and (vii) certain other information.

     The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is SunTrust Bank, Atlanta, Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE


     In connection with the Reorganization, the Company will issue an aggregate of 4,000,000 shares of Common Stock to the stockholders of the companies being acquired by the Company. There will be 6,000,000 shares of Common Stock outstanding immediately following consummation of the Offering (6,300,000 shares if the Underwriters' over-allotment option is exercised in full). The 2,000,000 shares of Common Stock offered hereby (plus an additional 300,000 shares if the Underwriters' over-allotment option is exercised in full) will be fully tradeable without restriction or registration under the Securities Act by persons other than "affiliates" (as defined in the Securities Act) of the Company. The shares of Common Stock other than those offered hereby will be "restricted securities" under the Securities Act and may only be sold pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. Pursuant to the exemption provided by Rule 144 under the Securities Act (as presently in effect), such shares of Common Stock may be sold after December 1998, in accordance with the volume limitations and manner of sale provisions set forth in Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned "restricted securities" for at least two years, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company and the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are further subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned shares of Common Stock for at least three years, is entitled to sell such shares without regard to the volume limitations, manner of sale provisions, notice or other requirements of Rule 144. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 prior to effecting a transfer of such shares.


     Upon completion of the Offering, the Company intends to file a registration statement on Form S-8 to register up to 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan. See "Management -- Stock Option Plan." There are no stockholders who have the right to require the Company to register any shares of Common Stock held by them. The Company, all Directors and Executive Officers and all holders of more than 5% of the Common Stock prior to the Offering have agreed with the Underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of their shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for such Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of such Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of A.G. Edwards & Sons, Inc.

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING

     The Underwriters named below have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the respective numbers of shares of Common Stock set forth opposite their names below:

                                                                                 NUMBER
                                   UNDERWRITERS                                 OF SHARES
    --------------------------------------------------------------------------  ---------
    A.G. Edwards & Sons, Inc..................................................
    Robert W. Baird & Co. Incorporated........................................

                                                                                ---------
              Total...........................................................  2,000,000
                                                                                =========

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Common Stock, if any are purchased.

     The Company has been advised by A.G. Edwards & Sons, Inc. and Robert W. Baird & Co. Incorporated, the representatives of the Underwriters (the "Representatives"), that the Underwriters propose to offer the Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $
per share and that the Underwriters and such dealers may reallow a discount of
not in excess of $       per share to other dealers. The public offering price
and the concession and discount to dealers may be changed by the Representatives after the Offering.

     The Company has granted the Underwriters an option, expiring at the close of business on the 30th day subsequent to the date of the Underwriting Agreement, to purchase up to 300,000 additional shares of Common Stock at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, in the sale of the shares. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to 2,000,000, and the Company will be obligated to sell such shares to the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Company, all Directors and Executive Officers of the Company and all holders of more than 5% of the Common Stock prior to the Offering have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of A.G. Edwards & Sons, Inc.

     The Representatives have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock. The public offering price for the Common Stock was determined by negotiation among the Company and the Representatives. Among the factors considered in determining the public offering price was the history of and the future prospects for the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, an assessment of the Company's management, the general condition for the securities markets at the time of the Offering and the prices for similar securities of comparable companies.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Shumaker, Loop & Kendrick, LLP, Tampa, Florida. Counsel for the Underwriters is Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-1 filed by the Company with the Commission under the Securities Act through the Electronic Data Gathering and Retrieval ("EDGAR") system with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Registration statements, reports, proxy and information statements filed through the EDGAR system are publicly available through the Commission's Internet web site at "http://www.sec.gov".

     As a result of the Offering, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission on a periodic basis. The Company intends to furnish to its stockholders annual reports, containing audited financial statements and a report thereon expressed by independent certified public accountants, and quarterly reports for the first three fiscal quarters of each fiscal year, containing certain unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

          COMBINED FINANCIAL STATEMENTS OF SUN HYDRAULICS INCORPORATED

Report of Independent Certified Public Accountants....................................   F-2
Combined Balance Sheets -- December 31, 1994, 1995 and Unaudited September 30, 1996...   F-3
Combined Statements of Income -- Years Ended December 31, 1993, 1994 and 1995 and
  Unaudited Nine Months Ended September 30, 1995 and 1996.............................   F-4
Combined Statements of Changes in Shareholders' Equity -- Years Ended December 31,
  1993, 1994 and 1995 and Unaudited Nine Months Ended September 30, 1996..............   F-5
Combined Statements of Cash Flows -- Years Ended December 31, 1993, 1994 and 1995 and
  Unaudited Nine Months Ended September 30, 1995 and 1996.............................   F-6
Notes to Combined Financial Statements................................................   F-7
             SEPARATE FINANCIAL STATEMENT OF SUN HYDRAULICS INCORPORATED
Report of Independent Certified Public Accountants....................................  F-21
Balance Sheet -- September 30, 1996...................................................  F-22
Notes to Balance Sheet................................................................  F-23

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Sun Hydraulics Corporation, Suninco, Inc., and Sun Hydraulik Holdings Limited,
(collectively "Sun Hydraulics Incorporated")

     In our opinion, the accompanying combined balance sheets and the related combined statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Sun Hydraulics Incorporated (the "Company") at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Tampa, Florida
September 30, 1996, except as to Note 16, which is dated October 5, 1996

                          SUN HYDRAULICS INCORPORATED

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,                        PRO FORMA
                                                     -----------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                      1994      1995         1996            1996
                                                     -------   -------   -------------   -------------
                                                                          (UNAUDITED)     (UNAUDITED)
                                                                 (IN THOUSANDS OF DOLLARS)
                                                ASSETS
Current assets:
  Cash and cash equivalents........................  $ 2,371   $ 2,434      $ 1,187         $ 1,187
  Accounts receivable, net of allowance for
     doubtful accounts of $64, $40 and $62.........    3,095     3,574        4,266           4,266
  Inventories......................................    3,799     4,478        4,377           4,377
  Income taxes receivable, net.....................       91        --           --              --
  Other current assets.............................      438       222          151             151
                                                     -------   -------      -------         -------
          Total current assets.....................    9,794    10,708        9,981           9,981
Property, plant and equipment, net.................   18,051    23,129       33,264          33,264
Deferred tax asset.................................       --        --          269             269
Other assets.......................................       23        27          167             167
                                                     -------   -------      -------         -------
                                                     $27,868   $33,864      $43,681         $43,681
                                                     =======   =======      =======         =======
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................  $ 1,846   $ 2,992      $ 2,165         $ 2,165
  Accrued expenses.................................      908     1,188        1,930           1,930
  Long-term debt due within one year...............      551       495        1,118           1,118
  Notes payable to related parties due within one
     year..........................................      516       574          632             632
  Accrued distributions to shareholders............      888       643           --           9,905
  Income taxes payable, net........................       --       490        1,072           1,072
                                                     -------   -------      -------         -------
          Total current liabilities................    4,709     6,382        6,917          16,822
Long-term debt due after one year..................    3,821     2,553       10,707          10,707
Notes payable to related parties due after one
  year.............................................    3,137     2,564        2,081           2,081
Deferred income taxes..............................      194        84           --           1,945
Other liabilities..................................      383       752          131             131
                                                     -------   -------      -------         -------
          Total liabilities........................   12,244    12,335       19,836          31,686
                                                     -------   -------      -------         -------
Commitments & contingencies (Notes 5, 7 and 15)
Shareholders' equity:
  Capital stock....................................    2,181     2,181        2,179               4
  Capital in excess of par value...................      848       997        2,625           4,800
  Retained earnings................................   12,969    18,676       19,427           7,577
  Equity adjustment for foreign currency
     translation...................................     (374)     (325)        (386)           (386)
                                                     -------   -------      -------         -------
          Total shareholders' equity...............   15,624    21,529       23,845          11,995
                                                     -------   -------      -------         -------
                                                     $27,868   $33,864      $43,681         $43,681
                                                     =======   =======      =======         =======

            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.

                          SUN HYDRAULICS INCORPORATED

                         COMBINED STATEMENTS OF INCOME

                                                                                  NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                ---------------------------   -------------------------
                                                 1993      1994      1995        1995          1996
                                                -------   -------   -------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
                                                    (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
Net sales.....................................  $32,431   $42,853   $55,388     $42,718       $41,233
Cost of sales.................................   21,971    27,512    34,581      26,361        27,903
                                                -------   -------   -------     -------       -------
Gross profit..................................   10,460    15,341    20,807      16,357        13,330
Selling, engineering and administrative
  expense.....................................    7,346     8,605    10,578       7,652         9,288
                                                -------   -------   -------     -------       -------
Operating income..............................    3,114     6,736    10,229       8,705         4,042
Interest expense..............................      931       859       814         612           678
Miscellaneous (income) expense................      249        66       (79)        (81)          107
                                                -------   -------   -------     -------       -------
Income before income taxes....................    1,934     5,811     9,494       8,174         3,257
Income tax provision (benefit)................     (148)      408       633         478           727
                                                -------   -------   -------     -------       -------
Net income....................................  $ 2,082   $ 5,403   $ 8,861     $ 7,696       $ 2,530
                                                =======   =======   =======     =======       =======
Pro forma income data (unaudited):
  Income before income taxes, as reported.....  $ 1,934   $ 5,811   $ 9,494     $ 8,174       $ 3,257
  Pro forma income tax provision..............      604     2,738     3,611       3,069         1,255
                                                -------   -------   -------     -------       -------
  Pro forma net income........................  $ 1,330   $ 3,073   $ 5,883     $ 5,105       $ 2,002
                                                =======   =======   =======     =======       =======
  Pro forma net income per share..............                      $  1.13                   $  0.38
  Average shares outstanding..................                        5,203                     5,292

            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.

                          SUN HYDRAULICS INCORPORATED

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                       EQUITY
                                                                                     ADJUSTMENT
                                                                                        FOR
                                                             CAPITAL IN               FOREIGN
                                                   CAPITAL   EXCESS OF    RETAINED    CURRENCY
                                                    STOCK    PAR VALUE    EARNINGS   TRANSLATION   TOTAL
                                                   -------   ----------   --------   ----------   -------
                                                                 (IN THOUSANDS OF DOLLARS)
Balance, December 31, 1992.......................  $ 2,181     $  438     $  8,801     $ (453)    $10,967
Exercise of stock options........................                  34                                  34
Adjustment for foreign currency translation......                                        (229)       (229)
Net income.......................................                            2,082                  2,082
Distributions to shareholders....................                             (803)                  (803)
                                                    ------    -------        -----    -------     -------
Balance, December 31, 1993.......................    2,181        472       10,080       (682)     12,051
Exercise of stock options........................                 105                                 105
Adjustment for foreign currency translation......                                         308         308
Net income.......................................                            5,403                  5,403
Distributions to shareholders....................                           (2,514)                (2,514)
Realized tax benefit on debt exchange
  (see Note 9)...................................                 271                                 271
                                                    ------    -------        -----    -------     -------
Balance, December 31, 1994.......................    2,181        848       12,969       (374)     15,624
Exercise of stock options........................                 149                                 149
Adjustment for foreign currency translation......                                          49          49
Net income.......................................                            8,861                  8,861
Distributions to shareholders....................                           (3,154)                (3,154)
                                                    ------    -------        -----    -------     -------
Balance, December 31, 1995.......................    2,181        997       18,676       (325)     21,529
Unaudited:
Issuance of common stock.........................                  92                                  92
Issuance of stock options........................               2,110                               2,110
Exercise of stock options........................                  69                                  69
Repurchase of shares.............................                 (41)                                (41)
Exchange of shares in merger (Note 1)............       (2)      (602)         604
Adjustment for foreign currency translation......                                         (61)        (61)
Net income.......................................                            2,530                  2,530
Distributions to shareholders....................                           (2,383)                (2,383)
                                                    ------    -------        -----    -------     -------
Balance, September 30, 1996 (unaudited)..........  $ 2,179     $2,625     $ 19,427     $ (386)    $23,845
                                                    ======    =======        =====    =======     =======

            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.

                          SUN HYDRAULICS INCORPORATED

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED                  NINE MONTHS ENDED
                                                             DECEMBER 31,                   SEPTEMBER 30,
                                                     -----------------------------    --------------------------
                                                      1993       1994       1995         1995           1996
                                                     -------    -------    -------    -----------    -----------
                                                                                      (UNAUDITED)    (UNAUDITED)
                                                                      (IN THOUSANDS OF DOLLARS)
Cash flows from operating activities:
  Net income......................................   $ 2,082    $ 5,403    $ 8,861      $ 7,696       $   2,530
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation..................................     2,112      2,197      2,556        1,803           2,288
    Issuance of stock options.....................                                                        2,110
    Other.........................................        --         --         --           --              92
    (Benefit from)/provision for deferred income
       taxes......................................       (28)        57       (110)         195            (353)
    Realized tax benefit on debt exchange.........        --        271         --
    (Increase) decrease in:
       Accounts receivable........................      (245)      (937)      (479)      (1,891)           (692)
       Inventories................................      (303)      (765)      (679)        (367)            101
       Income tax receivable, net.................      (119)       101         91           91              --
       Other current assets.......................       143       (161)       216          438              71
       Other assets...............................         4        (11)        (4)         (72)           (140)
    Increase (decrease) in:
       Accounts payable...........................        67      1,014      1,146          344            (827)
       Accrued expenses...........................       (39)        (5)       280          958             742
       Income taxes payable, net..................        --         --        490          (84)            582
       Other liabilities..........................      (138)       100        369          533            (621)
                                                     -------    -------    -------      -------        --------
         Net cash provided by operating
           activities.............................     3,536      7,264     12,737        9,644           5,883
                                                     -------    -------    -------      -------        --------
Cash flows from investing activities:
  Capital expenditures............................    (3,005)    (5,130)    (7,657)      (5,316)        (12,423)
  Proceeds from dispositions of equipment.........       281         --         23           --              --
                                                     -------    -------    -------      -------        --------
         Net cash used in investing activities....    (2,724)    (5,130)    (7,634)      (5,316)        (12,423)
                                                     -------    -------    -------      -------        --------
Cash flows from financing activities:
  Proceeds from long-term debt....................     2,727      1,850      3,337        2,987          13,519
  Repayment of long-term debt.....................    (1,773)    (1,563)    (4,661)      (4,537)         (4,743)
  Proceeds from notes payable to related
    parties.......................................       355      1,940         --           --              --
  Repayment of notes payable to related parties...      (381)    (2,386)      (515)        (380)           (424)
  Proceeds from exercise of employee stock
    options.......................................        34        105        149            7              69
  Repurchase of shares............................        --         --         --           --             (41)
  Distributions to shareholders...................      (791)    (1,900)    (3,399)      (3,398)         (3,026)
                                                     -------    -------    -------      -------        --------
         Net cash provided by (used in) financing
           activities.............................       171     (1,954)    (5,089)      (5,321)          5,354
                                                     -------    -------    -------      -------        --------
Foreign currency translation adjustment...........      (229)       308         49          115             (61)
                                                     -------    -------    -------      -------        --------
Net increase (decrease) in cash and cash
  equivalents.....................................       754        488         63         (878)         (1,247)
Cash and cash equivalents, beginning of year......     1,129      1,883      2,371        2,371           2,434
                                                     -------    -------    -------      -------        --------
Cash and cash equivalents, end of year............   $ 1,883    $ 2,371    $ 2,434      $ 1,493       $   1,187
                                                     =======    =======    =======      =======        ========
Supplemental disclosure of cash flow information:
  Cash paid (received) during the year for:
Interest (net of amounts capitalized).............   $   923    $   875    $   815      $   663       $     706
                                                     =======    =======    =======      =======        ========
Income taxes......................................   $   169    $  (223)   $   109      $     8       $     506
                                                     =======    =======    =======      =======        ========

            The accompanying Notes to Combined Financial Statements
              are an integral part of these financial statements.

                          SUN HYDRAULICS INCORPORATED

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
           (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION

     Sun Hydraulics Incorporated (the "Company"), a Delaware corporation, was formed on September 27, 1996 with a nominal capital contribution solely in anticipation of a business combination (the "Reorganization"). The Company plans to issue approximately 4 million shares of stock (par value $0.001 per share) in exchange for all of the issued and outstanding stock of Sun Hydraulics Corporation ("Sun Hydraulics") and all of the issued and outstanding stock of Sun Hydraulik Holdings Limited ("Sun Holdings"). Sun Hydraulics completed a merger with Suninco, Inc. ("Suninco") on June 28, 1996 by exchanging shares of its common stock for all of the outstanding stock of Suninco. The financial statements presented represent the combined financial position and results of operations of Sun Hydraulics, Sun Holdings and Suninco. The combined financial statements represent the financial position and business activities of the Company subsequent to the Reorganization going forward.

     The Reorganization will be accounted for in a manner similar to a pooling of interests as the entities were under common control. In conjunction with the Reorganization, the Company's Board of Directors approved an initial public offering of the Company's common stock. The Company intends to file a Registration Statement on Form S-1 with the Securities and Exchange Commission. The Reorganization will be effective immediately prior to the consummation of the initial public offering by the Company. The effects of the Reorganization, the S Corporation distribution (see Note 2) and a charge to recognize deferred income taxes (see Note 11) are reflected in the unaudited pro forma balance sheet as of September 30, 1996.

     The Company designs, manufactures and sells screw-in cartridge valves and manifolds used in hydraulic systems, and has facilities in the United States, the United Kingdom and Germany. Sun Hydraulics, located in Sarasota, Florida, designs, manufactures and sells through independent distributors in the United States. Sun Holdings was formed to provide a holding company vehicle for the European market operations. Its subsidiaries are Sun Hydraulics Limited (a British corporation, "Sun Ltd.") and Sun Hydraulik GmbH (a German corporation, "GmbH"). Sun Ltd. was originally formed in 1985, and operates a manufacturing and distribution facility located in Coventry, England. GmbH was incorporated on January 1, 1991 as a wholly-owned subsidiary of Sun Holdings to market the Company's products in German-speaking European markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies followed in the preparation of the Company's combined financial statements is set forth below:

  Principles of Combination

     The combined financial statements include the accounts and operations of Sun Hydraulics and Sun Holdings. All significant intercompany accounts and transactions are eliminated in combination.

  Cash and Cash Equivalents

     The Company considers all short-term highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories are valued at the lower of cost or market, cost being determined on a first-in, first-out basis.

  Other Current Assets

     Other current assets consist primarily of prepaid insurance and advances to suppliers.

                          SUN HYDRAULICS INCORPORATED

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Expenditures for repairs and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Repairs and maintenance are expensed as incurred. Depreciation is computed using the straight line method over the following useful lives:

                                                                               YEARS
                                                                               -----
        Machinery and equipment..............................................   4-12
        Furniture and fixtures...............................................   4-10
        Leasehold improvements...............................................   5-12
        Land improvements....................................................  10-15
        Buildings............................................................     40

     During 1995, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Management periodically evaluates long-lived assets for potential impairment, and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. As of December 31, 1995, management does not believe that an impairment reserve is required.

  Other Liabilities

     Other liabilities consists of accrued compensation earned under the Company's phantom stock option plans (the "Plans"). Compensation cost is measured as the amount by which the market value, as defined in the Plans, of the stock on the measurement date exceeds the market value on the date the phantom stock options are granted. The market value is defined in the Plans as the higher of: the last arms length sale price of said stock between unrelated parties if there has been a sale in the preceding six months period or the book value of said stock. Compensation cost is accrued over the service period and is adjusted in periods subsequent to the measurement date for changes in the market value of the stock (see Note 13).

  Revenue Recognition

     Sales are recognized when products are shipped. Sales incentives are granted to customers based upon the volume of purchases. These sales incentives are recorded at the time of sales as a reduction of gross sales.

  Research and Development Expense

     Included in selling, engineering and administrative expense are amounts incurred for research and development of the Company's manufacturing processes and related software which approximated $1,061, $1,276 and $1,337 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Advertising Costs

     The Company expenses the costs for advertising and promotional literature during the year incurred. Included in selling, engineering and administrative expense are amounts incurred for advertising and promotional literature which approximated $562, $791 and $792 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Foreign Currency Translation and Transactions

     The Company follows the translation policy provided by Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. The Pound Sterling is the functional currency of Sun Ltd. The Deutsche Mark is the functional currency of GmbH. The U.S. Dollar is the functional currency for all other

                          SUN HYDRAULICS INCORPORATED
companies and the reporting currency for the combined group. The assets and liabilities of Sun Ltd. and GmbH are translated at the exchange rate in effect at the balance sheet date, while income and expense items are translated at the average annual rate of exchange for the period. The resulting unrealized translation gains and losses are included in the component of shareholders' equity designated "Equity Adjustment for Foreign Currency Translation". Realized gains and losses from foreign currency transactions are included in miscellaneous income.

  Income Taxes

     The Company follows the income tax policy provided by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This Statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable. These differences result from items reported differently for financial reporting and income tax purposes, primarily depreciation and phantom stock compensation.

     Sun Hydraulics elected to be taxed under the S Corporation provisions of the Internal Revenue Code. Historically, the shareholders of Sun Hydraulics included their pro rata share of income or loss in their individual returns. A portion of the distributions to shareholders was related to their individual income tax liabilities, resulting from S Corporation taxable earnings (see Note
10). Effective with the consummation of the Reorganization (see Note 1), Sun Hydraulics' S Corporation status will be converted to C Corporation status and Sun Hydraulics' subsequent earnings will be subject to corporate taxes. Accordingly, for informational purposes, the financial statements include an unaudited pro forma income tax provision which would have been recorded as if Sun Hydraulics had been an C Corporation, based on the tax laws in effect during those periods.

  Stock-Based Compensation

     The Company will adopt Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation during 1996. Upon adoption, the Company intends to retain the intrinsic value method of accounting for stock-based compensation and disclose pro forma net income.

  Pro Forma Balance Sheet Information (unaudited)

     The effects of the Reorganization, the S Corporation distribution of $9,905 and a charge associated with the provision for deferred income taxes of $1,945 which the Company will recognize upon its termination of S Corporation status (see Note 11) are reflected in the unaudited pro forma balance sheet as of September 30, 1996.

  Pro Forma Net Income Per Share (unaudited)

     The computation of primary pro forma earnings per share is based on the weighted average number of outstanding common shares during the period plus common stock equivalents, if dilutive, consisting of certain shares subject to stock options, after giving effect to the proposed Reorganization (see Note 1) and issuance of stock options (see Note 16). The assumed exercise of dilutive stock options less the number of treasury shares assumed to be purchased from the proceeds were calculated using the book value of the Company prior to 1994 and the appraised fair market value of the Company from 1995 forward. Additionally, the weighted average number of outstanding common shares includes the effects of the incremental number of shares required to fund the distribution to S Corporation shareholders.

                          SUN HYDRAULICS INCORPORATED

  Management Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The interim financial data includes the accounts and operations of Sun Hydraulics Incorporated, Sun Hydraulics and Sun Holdings. The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim period and are prepared on the same basis as the audited annual financial statements.

3. FAIR VALUE OF INVESTMENTS

     In 1995, the Company adopted Statement of Financial Accounting Standards 107, Disclosures about the Fair Value of Financial Instruments, which requires disclosure of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of the following disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses and other liabilities approximate fair value because of the short maturity of those instruments.

          The carrying amount of long-term debt approximates fair value, as the interest rates on the debt approximate rates currently available to the Company for debt with similar terms and remaining maturities.

          The fair value of the notes payable to related parties is estimated based on the current rates offered to the Company for similar debt. The estimated fair value of the Company's related party debt is $3,572 at December 31, 1995.

4. INVENTORIES

     The components of inventory are summarized as follows:

                                                                DECEMBER 31,
                                                               ---------------   SEPTEMBER 30,
                                                                1994     1995        1996
                                                               ------   ------   -------------
                                                                                  (UNAUDITED)
    Raw materials............................................  $   81   $  127      $   151
    Work in process..........................................   2,612    3,236        3,102
    Finished goods...........................................   1,106    1,115        1,124
                                                               ------   ------       ------
                                                               $3,799   $4,478      $ 4,377
                                                               ======   ======       ======

                          SUN HYDRAULICS INCORPORATED

5. PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment are summarized as follows:

                                                               DECEMBER 31,
                                                            ------------------   SEPTEMBER 30,
                                                             1994       1995         1996
                                                            -------   --------   -------------
                                                                                  (UNAUDITED)
    Machinery and equipment...............................  $17,905   $ 20,666     $  24,186
    Furniture and fixtures................................    3,145      4,221         4,237
    Buildings.............................................    4,819      4,861         4,938
    Leasehold improvements................................      248        285           337
                                                            -------   --------      --------
                                                             26,117     30,033        33,698
    Less-accumulated depreciation.........................   (9,462)   (11,684)      (13,075)
                                                            -------   --------      --------
                                                             16,655     18,349        20,623
    Construction in progress..............................      920      3,414        11,288
    Land..................................................      476      1,366         1,353
                                                            -------   --------      --------
                                                            $18,051   $ 23,129     $  33,264
                                                            =======   ========      ========

     During 1995, the Company purchased land for $461 and began construction of a new production facility in Sarasota, Florida. Management believes the aggregate cost of the new production facility will approximate $9,300. As of December 31, 1995, the Company had capital expenditure purchase commitments outstanding of approximately $1,500 related to the construction of the new facility.

     Also during 1995, the Company purchased land in Erkelenz, Germany for approximately $429 for construction of a new distribution facility. Management believes the aggregate cost of the facility will approximate $2,600.

     In April 1996, the Company signed a financing commitment in the amount of $2,400 for the new distribution facility in Erkelenz. Construction contracts for structural components, building erection and roof construction in the total amount of $2,716 have been entered into by the Company.

     During 1996, the Company renegotiated existing bank financing to increase availability of funds by approximately $9,500 at 8.25% for the construction of the new production facility in Sarasota.

6. ACCRUED EXPENSES

     The components of accrued expenses are summarized as follows:

                                                                DECEMBER 31,
                                                                -------------   SEPTEMBER 30,
                                                                1994    1995        1996
                                                                ----   ------   -------------
                                                                                 (UNAUDITED)
    Compensation..............................................  $746   $  863      $   991
    Taxes.....................................................    --       --          265
    Insurance.................................................    --       --          218
    Interest..................................................   134      111          102
    Other accrued expenses....................................    28      214          354
                                                                ----   ------       ------
                                                                $908   $1,188      $ 1,930
                                                                ====   ======       ======

     Accrued compensation consists primarily of salaries and wages, commissions, employee 401(k) withholdings and employer 401(k) matching contributions.

                          SUN HYDRAULICS INCORPORATED

7. LONG-TERM DEBT

     The components of long-term debt are summarized as follows:

                                                                DECEMBER 31,
                                                               ---------------   SEPTEMBER 30,
                                                                1994     1995        1996
                                                               ------   ------   -------------
                                                                                  (UNAUDITED)
    Lines of credit agreements, interest payable at lender
      determined rates (9.50% and 8.50% at December 31, 1994
      and 1995 and 8.25% at September 30, 1996)..............  $1,345   $   38      $   300
    Secured equipment loan, interest only payable monthly at
      10.25% in 1994 and 1995 and 8.25% in 1996, converting
      to a five year note on final draw down.................      --      443        2,955
    9% mortgage note payable secured by real property due in
      monthly principal and interest installments of $20 with
      the balance due in a balloon payment on January 9,
      1997...................................................   1,797    1,714        2,395
    Variable rate mortgage note (9.5% and 13% at December 31,
      1994 and 1995) secured by real property, principal and
      interest payable in monthly installments of $8 through
      2007...................................................     562      511           --
    Notes payable secured by equipment, payable in monthly
      principal and interest installments with interest rates
      varying from 4.90% to 5.60% with maturity dates from
      March 1996 to June 1998................................     585      277           78
    Construction lines of credit at 8.25% and 6.47% to be
      converted to mortgage notes payable at 8.25% and 6.47%
      between 12 and 15 years................................      --       --        6,097
    Capital lease obligations at varying interest rates from
      8.45% to 12.45% through 1999...........................      83       65           --
                                                               ------   ------      -------
                                                                4,372    3,048       11,825
    Less amounts due within one year.........................    (551)    (495)      (1,118)
                                                               ------   ------      -------
                                                               $3,821   $2,553      $10,707
                                                               ======   ======      =======

     The remaining principal payments are due as follows: 1997 - $299; 1998 - $268; 1999 - $284; 2000 - $111; 2001 and thereafter - $1,591.

     The Company has a $1,700 revolving credit agreement, secured by all inventory and accounts, which bears interest at the lender's prime rate and has a maturity date of March 1, 1997. At September 30, 1996, $1,400 of this amount was available to the Company. The agreement requires Sun Hydraulics to maintain certain financial ratios and places certain limitations on fixed asset expenditures. Although the Company currently is in compliance with the limitation on fixed asset expenditures, a waiver of this limitation as of September 30, 1995 for the remainder of fiscal 1995 was required and obtained from the bank.

     In January 1995, the Company obtained a loan for capital equipment expenditures with a limit of $775 at a fixed interest rate of 10.25%, with interest only for the first year, converting to a five year amortization with monthly principal and interest payments of $13. As of December 31, 1995, the Company had drawn $443 on this equipment line of credit. In May 1996, the loan was converted to a seven-year term loan and additional funds were advanced, resulting in a total outstanding balance of approximately $3,063 with monthly principal and interest payments of approximately $50.

                          SUN HYDRAULICS INCORPORATED

     Subsequent to year end, the 9% mortgage note was increased by approximately $794 and the interest rate reduced to 8.25%. Also, a 10-year mortgage note of $6,187 was obtained at a fixed interest rate of 8.25%. Terms on the new mortgage note are interest-only on the balance drawn down until construction is completed and then conversion to a 10-year note with a 15-year amortization schedule.

     Subsequent to September 30, 1996, the Company began negotiating a new unsecured revolving credit facility which will provide a maximum availability of $10,000, payable on demand with a floating interest rate. Terms relating to the potential credit agreement currently are under discussion and have not been established.

8. CAPITAL STOCK

     At December 31, 1994 and 1995, prior to the effects of the Reorganization (see Note 1), the combined par value of common stock consisted of the following:

                                                                            DECEMBER 31,
                                                                           ---------------
                                                                            1994     1995
                                                                           ------   ------
    Sun Hydraulics Corporation...........................................  $    3   $    3
    Suninco, Inc.........................................................       3        3
    Sun Hydraulik Holdings Limited.......................................   2,175    2,175
                                                                           ------   ------
                                                                           $2,181   $2,181
                                                                           ======   ======

     Other information by entity, prior to the effects of the Reorganization, is as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1994         1995
                                                                    ----------   ----------
    Sun Hydraulics Corporation
      Par value per share.........................................  $     0.01   $     0.01
      Shares authorized...........................................   1,000,000    1,000,000
      Shares issued and outstanding...............................     333,315      342,815
    Suninco, Inc.
      Par value per share.........................................  $     0.01   $     0.01
      Shares authorized...........................................   1,000,000    1,000,000
      Shares issued and outstanding...............................     293,235      302,735
    Sun Hydraulik Holdings Limited
      Par value per share.........................................  $     6.81   $     6.81
      Shares authorized...........................................     421,052      421,052
      Shares issued and outstanding...............................     319,315      319,315

                          SUN HYDRAULICS INCORPORATED

9. RELATED PARTIES

  Notes Payable to Related Parties

     Notes payable to related parties include the following:

                                                                DECEMBER 31,
                                                               ---------------   SEPTEMBER 30,
                                                                1994     1995        1996
                                                               ------   ------   -------------
                                                                                  (UNAUDITED)
    15% unsecured notes payable repurchase and retirement of
      stock, quarterly principal and interest installments
      ranging from $43 to $142 through 2001..................  $3,338   $2,849      $ 2,445
    10% unsecured notes payable for phantom compensation
      quarterly principal and interest payments of $14
      payable through 2002...................................     315      289          268
                                                               ------   ------       ------
                                                                3,653    3,138        2,713
      Less amounts due within one year.......................    (516)    (574)        (632)
                                                               ------   ------       ------
                                                               $3,137   $2,564      $ 2,081
                                                               ======   ======       ======

     The 15% notes payable for the repurchase and retirement of stock represent the repurchase of shares of common stock from four retired employees, one employee of retirement age who was still employed by the Company at the time the shares were repurchased, and nine former shareholders.

  Other Related Party Transactions

     During 1995, Sun Hydraulics Real Estate, Ltd. ("Sun Real Estate"), a limited partnership was formed to hold the real property and building for a manufacturing facility located in Sarasota, Florida. During 1995, land was purchased and construction on the facility was underway at year end. Upon completion, management anticipated that the land and building would be leased to Sun Hydraulics. Sun Hydraulics owned a 1% general partnership interest and a 99% limited partnership interest in Sun Real Estate at December 31, 1995. The financial position and results of operations of Sun Real Estate are included in the combined accounts of Sun Hydraulics at December 31, 1995. Subsequent to year end, Sun Real Estate was dissolved, and the net assets were distributed to Sun Hydraulics.

     On October 31, 1995, Sun Hydraulics contributed certain intangible assets to SunOpTech Limited ("SunOpTech"), a limited partnership formed to further the development of manufacturing software used in the Company's production processes. In exchange for the contributed intangible assets, Sun Hydraulics received a 1% general partnership interest and a 65% limited partnership interest in SunOpTech. This investment is accounted for under the equity method, and is included in other assets at a net balance of $6 at December 31, 1995. The founders of SunOpTech, Inc., which owns the remaining 1% managing general partnership interest in SunOpTech, also own a 33% limited partnership interest in SunOpTech. Subsequent to year end, Sun Hydraulics distributed its limited partnership interests to its individual shareholders. Effective July 1, 1996, the Company withdrew as general partner from SunOpTech.

     During 1995, Sun Hydraulics entered into a 35 month agreement with SunOpTech for the development of computer software and computer support to Sun Hydraulics. In exchange, Sun Hydraulics will pay approximately $955 over the three year period, provide office space and equipment and reimburse SunOpTech for reasonable expenses related to the software development. During 1995, $90 was paid to SunOpTech under the agreement. Future payments are scheduled as follows: 1996 -- $510; 1997 -- $325 and 1998 -- $30. For the year ended December 31, 1995, Sun Hydraulics paid expenses of SunOpTech of $25. Additionally, Sun Hydraulics provided certain administrative support to SunOpTech at no charge. All of these expenses are included in selling, engineering and administrative expenses.

                          SUN HYDRAULICS INCORPORATED

     Effective July 1, 1994, Sun Hydraulics and Suninco agreed to an exchange of debt instruments. The realized tax benefit on the transaction of $271 was treated for financial statement purposes as a capital contribution, resulting in an increase to capital in excess of par value.

     A Director of the Company is the President, Chief Executive Officer and controlling stockholder of a fluid power distributorship that purchases and sells the Company's products pursuant to one of the Company's standard distributor agreements. This distributorship purchased approximately $1,060, $1,250 and $1,310 of products from the Company in fiscal 1993, 1994 and 1995, respectively.

10. DISTRIBUTIONS TO SHAREHOLDERS

     The Company declared distributions of $803, $2,514 and $3,154 to shareholders in 1993, 1994 and 1995, respectively, a portion of which was to fund shareholders' individual income tax liabilities related to the S Corporation taxable earnings.

     In 1996, the Company has paid $2,383 in distributions. Approximately half of the distributions in 1996 have been to fund shareholders' individual income tax liabilities related to the S Corporation taxable earnings.

     The Company plans to distribute all of Sun Hydraulics' previously undistributed retained earnings as of the consummation of the Reorganization (see Note 1).

11. INCOME TAXES

     Pretax income from continuing operations for the years ended December 31, is taxed under the following jurisdictions:

                                                                   YEARS ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1993     1994     1995
                                                                   ------   ------   ------
    United States................................................  $1,636   $4,914   $7,489
    Foreign......................................................     298      897    2,005
                                                                   ------   ------   ------
              Total..............................................  $1,934   $5,811   $9,494
                                                                   ======   ======   ======

     The income tax provision (benefit) consists of the following:

                                                                   YEARS ENDED DECEMBER 31,
                                                                    ----------------------
                                                                    1993     1994    1995
                                                                    -----    ----    -----
    Current tax expense (benefit):
      United States...............................................  $(146)   $197    $  (3)
      State and local.............................................     --      --       --
      Foreign.....................................................     26     154      746
                                                                                -
                                                                    ------   ------  ------
              Total current.......................................   (120)    351      743
                                                                                -
                                                                    ------   ------  ------
    Deferred tax expense (benefit):
      United States...............................................    (32)    (82)     (88)
      State and local.............................................    (15)    (37)     (16)
      Foreign.....................................................     19     176       (6)
                                                                                -
                                                                    ------   ------  ------
              Total deferred......................................    (28)     57     (110)
                                                                                -
                                                                    ------   ------  ------
              Total income tax provision (benefit)................  $(148)   $408    $ 633
                                                                    ======   ======  ======

                          SUN HYDRAULICS INCORPORATED

     The reconciliation between the effective income tax rate and the U.S. federal statutory rate is as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                                ---------------------------
                                                                1993      1994       1995
                                                                -----    -------    -------
    U.S. federal taxes at statutory rate......................  $ 658    $ 1,976    $ 3,228
      Increase (decrease):
      Foreign income taxed at higher (lower) rates............    (59)        12         28
      Book/tax basis differences on disposed equipment........    (61)       131         --
      Taxable gain eliminated from book income................     --        127         --
      S Corporation income....................................   (665)    (1,839)    (2,684)
      Nondeductible items.....................................      8         45         46
      State and local taxes, net..............................    (15)       (37)       (16)
      Other...................................................    (14)        (7)        31
                                                                -----    -------    -------
    Income tax provision (benefit)............................  $(148)   $   408    $   633
                                                                =====    =======    =======

     Deferred tax assets and liabilities at December 31 are as follows:

                                                                             DECEMBER 31,
                                                                             ------------
                                                                             1994    1995
                                                                             ----    ----
    Deferred taxes, non-current:
      Assets
         Phantom stock compensation........................................  $142    $218
         Florida NOL carryforward..........................................    14      15
                                                                             ----    ----
         Deferred tax asset, non-current...................................  $156    $233
                                                                             ====    ====
      Liabilities
         Depreciation differences..........................................  $346    $317
         Other.............................................................     4      --
                                                                             ----    ----
         Deferred tax liability, non-current...............................  $350    $317
                                                                             ====    ====
    Net deferred tax liability, non-current................................  $194    $ 84
                                                                             ====    ====

     At December 31, 1995, the Company has a Florida income tax net operating loss carryforward of approximately $413 available to offset future taxable income. These carryforwards expire through 2010 as follows: 2008 -- $176; 2009 -- $132; and 2010 -- $105. Utilization of these carryforwards may be limited in the event of certain ownership changes.

     Upon termination of its S Corporation status (see Note 1), the Company will be required to recognize deferred income taxes for cumulative temporary differences between income for financial and tax reporting purposes. Had the termination occurred at September 30, 1996, the deferred income tax liability, calculated in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, would have approximated $1,945.

                          SUN HYDRAULICS INCORPORATED

  Pro Forma Taxes

     The reconciliation between the effective income tax rate and the U.S. federal statutory rate is as follows:

                                                                   YEARS ENDED DECEMBER 31,
                                                                   ------------------------
                                                                   1993     1994      1995
                                                                   ----    ------    ------
    U.S. federal taxes at statutory rate.........................  $658    $1,976    $3,228
      Increase (decrease):
      Foreign income taxed at higher (lower) rates...............   (59)       12        28
      Book/tax basis differences on disposed equipment...........   (61)      131        --
      Taxable gain eliminated from book income...................    --       127        --
      Nondeductible items........................................    16        72        81
      State and local taxes, net.................................    64       427       243
      Other......................................................   (14)       (7)       31
                                                                   -----   -------   -------
    Income tax provision (benefit)...............................  $604    $2,738    $3,611
                                                                   =====   =======   =======

     Pro forma deferred tax assets and liabilities at September 30, 1996 are as follows:

    Pro forma deferred taxes, non-current:
      Assets
         Phantom stock compensation.............................................  $  509
         Florida NOL carryforward...............................................     126
                                                                                    ----
         Pro forma deferred tax asset, non-current..............................  $  635
                                                                                    ====
      Liabilities
         Depreciation differences...............................................  $2,580
                                                                                    ----
         Pro forma deferred tax liability, non-current..........................  $2,580
                                                                                    ====
    Pro forma net deferred tax liability, non-current...........................  $1,945
                                                                                    ====

12. STOCK OPTION PLANS

     Sun Hydraulics and Suninco have granted options under qualified incentive stock option plans to certain employees which are exercisable at a price equal to the fair market value, as defined in the agreement, on the date of the grant. No shares are available for granting at December 31, 1993, 1994 or 1995. The following reflects the combined activity of the plans, prior to the Reorganization (see Note 1), for the three years ended December 31, 1995:

                                                 1993                 1994                 1995
                                           -----------------   ------------------   ------------------
                                                    AVERAGE              AVERAGE              AVERAGE
                                                    EXERCISE             EXERCISE             EXERCISE
                                           SHARES    PRICE     SHARES     PRICE     SHARES     PRICE
                                           ------   --------   -------   --------   -------   --------
    Outstanding at January 1,............  53,000    $ 6.76     44,000    $ 7.37     27,000    $ 8.12
    Exercised............................  (9,000)     3.81    (17,000)     6.17    (19,000)     7.83
                                           ------     -----    -------     -----    -------     -----
    Outstanding at December 31,..........  44,000    $ 7.37     27,000    $ 8.12      8,000    $ 8.83
                                           ======     =====    =======     =====    =======     =====
    Exercisable at December 31,..........  24,000               13,000                2,000
                                           ======              =======              =======

     At December 31, 1995, 4,000 options under the plans were outstanding to purchase shares at $6.50 per share and 4,000 shares were outstanding under the plans to purchase shares at $11.15.

     Options become exercisable to purchase shares of stock subsequent to December 31, 1995 as follows: 1996 -- 0 shares and 1997 -- 6,000 shares.

                          SUN HYDRAULICS INCORPORATED

     During May 1996, the Board of Directors approved the acceleration of the 6,000 options which were to become exercisable in 1997 effective immediately. As of the end of July 1996, all qualified stock options have been exercised. In September of 1996, additional stock options were issued (see Note 16).

13. EMPLOYEE BENEFITS

     The Company has a defined contribution retirement plan covering substantially all of its eligible United States employees. Employer contributions under the retirement plan amounted to approximately $537, $796 and $901 during 1993, 1994 and 1995, respectively.

     The Company has a medical benefit trust to provide for health care coverage to substantially all eligible United States employees. Employer contributions to the trust amounted to approximately $991, $1,242 and $1,490 during 1993, 1994 and 1995, respectively. Long-term disability and life insurance benefits are also provided to employees, the premiums for which are paid directly by Sun Hydraulics. Payments amounted to approximately $111, $110 and $132 for 1993, 1994 and 1995, respectively.

     The Company provides supplemental pension benefits to its employees of foreign operations in addition to mandatory benefits included in local country payroll tax statutes. These supplemental pension benefits amounted to approximately $33, $43 and $56 during 1993, 1994 and 1995, respectively.

     The Company has phantom stock agreements with certain employees. Under these agreements, 92,801 phantom options are deemed vested, as defined in the agreements, at various dates from October 1, 1987 to July 1, 2005. At December 31, 1995, all phantom options remained outstanding and 60,951 phantom options were deemed vested at prices ranging from $2.35 to $24.72 per share. Approximately $379 and $732 is included in other liabilities under these agreements at December 31, 1994 and 1995, respectively. Compensation expense related to these phantom options of $175, $105 and $353 is included in selling, engineering and administrative expense in 1993, 1994 and 1995, respectively. Effective September 30, 1996 the Board of Directors of the Company approved a plan to replace the phantom stock agreements (see Note 16).

     Effective January 1, 1993, Suninco issued a 10 year note payable of $355 at 10% interest, with principal and interest payments due quarterly beginning on April 1, 1993, in settlement of 10,000 phantom options which were deemed vested.

14. INFORMATION ABOUT THE COMPANY'S OPERATIONS IN DIFFERENT GEOGRAPHIC AREAS

     The individual companies comprising the Company operate predominantly in a single industry as manufacturers and distributors of hydraulic components. The companies are multinational with operations in the United States, the United Kingdom and Germany. Intercompany transfers between geographic areas are accounted for based on sales prices that approximate those to third parties. In computing earnings from operations for the foreign companies, no allocations of general corporate expenses, interest or income taxes have been made.

     Identifiable assets of the foreign companies are those assets related to the operation of those companies. United States assets consist of all other operating assets of the companies.

                          SUN HYDRAULICS INCORPORATED

     Geographic information is as follows:

                                              UNITED    UNITED
                                              STATES    KINGDOM   GERMANY   ELIMINATION   COMBINED
                                              -------   -------   -------   -----------   --------
    1993
    Sales to unaffiliated customers.........  $25,692   $4,457    $2,282           --     $32,431
    Intercompany sales......................    3,686      767        --      $(4,453)          0
    Operating profits.......................    2,739      133       242           --       3,114
    Identifiable assets.....................   15,097    3,851       878         (903)     18,923
    Depreciation expense....................    1,729      356        27           --       2,112
    Capital expenditures....................    2,592      331        82           --       3,005
    1994
    Sales to unaffiliated customers.........  $33,284   $6,590    $2,979           --     $42,853
    Intercompany sales......................    5,297    1,119        --      $(6,416)          0
    Operating profits.......................    5,753      676       307           --       6,736
    Identifiable assets.....................   22,486    4,828     1,036         (482)     27,868
    Depreciation expense....................    1,746      406        45           --       2,197
    Capital expenditures....................    4,355      739        36           --       5,130
    1995
    Sales to unaffiliated customers.........  $43,099   $8,300    $3,989           --     $55,388
    Intercompany sales......................    5,940    1,470        --      $(7,410)          0
    Operating profits.......................    8,090    1,446       693           --      10,229
    Identifiable assets.....................   27,212    5,414     1,813         (575)     33,864
    Depreciation expense....................    1,961      531        64           --       2,556
    Capital expenditures....................    6,230      700       727           --       7,657

     Total liabilities attributable to foreign operations were $2,123, $2,493 and $2,674 at December 31, 1993, 1994 and 1995, respectively. Net foreign currency gains (losses) reflected in results of operations were $10, ($19) and ($45) for the year ended 1993, 1994 and 1995, respectively. Operating income is total sales and other operating income less operating expenses. In computing geographic operating income, interest expense and net miscellaneous income (expense) have not been deducted (added).

     Included in U.S. sales to unaffiliated customers were export sales, principally to Canada and Asia, of $3,092, $4,589 and $6,468 during 1993, 1994 and 1995, respectively.

15. COMMITMENTS AND CONTINGENCIES

     The Company is not a party to any material legal proceedings other than routine litigation incidental to its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

16. SUBSEQUENT EVENTS

     Effective September 30, 1996, the Board of Directors of the Company approved a plan to replace the phantom stock agreements by issuing 305,260 nonqualified stock options on September 30, 1996, and committing to issue 189,348 qualified incentive stock options upon the closing of the Reorganization. Exercise prices of the nonqualified options will range from $3.00 to $5.05. The employees will be immediately vested in their nonqualified options upon issuance. The qualified options will vest over periods up to five years. The Company recognized a charge in the nine months ended September 30, 1996 related to termination of the phantom stock agreements of approximately $1,270.

                          SUN HYDRAULICS INCORPORATED

     Also effective September 30, 1996, the Company granted 14,700 nonqualified stock options to four Directors. These options have an exercise price of $3.00 per share, a term of 10 years and are immediately exercisable. The Company recognized a charge during the nine months ended September 30, 1996 of approximately $110 in connection with the issuance of these options.

     The Company has committed to grant 100,000 qualified incentive stock options to two executive officers of the Company following the Offering (see
Note 1).

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Sun Hydraulics Incorporated

     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Sun Hydraulics Incorporated (the "Company") at September 30, 1996 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Tampa, Florida
November 1, 1996

                          SUN HYDRAULICS INCORPORATED

                                 BALANCE SHEET

                                                                                SEPTEMBER 30,
                                                                                    1996
                                                                          -------------------------
                                                                          (IN THOUSANDS OF DOLLARS)
                                              ASSETS
Deferred offering costs.................................................            $ 150
                                                                                     ----
                                                                                    $ 150
                                                                                     ====
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Other accrued liabilities.............................................            $ 150
                                                                                     ----
          Total liabilities.............................................            $ 150
                                                                                     ----
Stockholders' equity:
  Preferred stock, par value $0.001 per share, 2,000,000 shares authorized; no shares issued.......................................
  Common stock, par value $0.001 per share, 20,000,000 shares authorized; 1 share issued and outstanding.........................
  Capital in excess of par value........................................
  Retained earnings.....................................................
                                                                                     ----
          Total stockholders' equity....................................
                                                                                     ----
                                                                                    $ 150
                                                                                     ====

       The accompanying Notes are an integral part of this Balance Sheet

                          SUN HYDRAULICS INCORPORATED

                             NOTES TO BALANCE SHEET
           (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION

     Sun Hydraulics Incorporated (the "Company"), a Delaware corporation, was formed on September 27, 1996 with a nominal capital contribution solely in anticipation of a business combination (the "Reorganization"). The Company plans to issue approximately 4 million shares of stock (par value $0.001 per share) in exchange for all of the issued and outstanding stock of Sun Hydraulics Corporation ("Sun Hydraulics") and all of the issued and outstanding stock of Sun Hydraulik Holdings Limited ("Sun Holdings").

     The Reorganization will be accounted for in a manner similar to a pooling of interests as the entities are under common control. In conjunction with the Reorganization, the Company's Board of Directors approved an initial public offering of the Company's common stock. The Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission. The Reorganization will be effective immediately prior to the consummation of the proposed initial public offering by the Company.

     The balance sheet should be read in conjunction with the historical combined financial statements of Sun Hydraulics Incorporated included elsewhere in this Registration Statement.

2. DEFERRED OFFERING COSTS

     The Company has incurred costs approximating $150 in connection with the proposed initial public offering of the Company's common stock. The costs have been reflected as deferred offering costs in the balance sheet as of September 30, 1996. If the offering is successful, the costs will be deducted from the proceeds received from the offering. If the offering is not successful, the costs will be charged to expense in the period a decision is made to terminate the offering. In such an event, the costs would be paid by Sun Hydraulics.

[Photographs and text on this page overlay outlines of schematic design drawings of various unidentified cartridge valves and manifolds.]

[Photograph of the exterior of the Company's existing factory in Sarasota, Florida]

Main manufacturing facility in Sarasota, Florida.

[Photograph of the interior of the Company's offices in Sarasota, Florida]

Open office environment encourages employee communication and involvement.

[Photograph of a portion of the interior of the Company's factory in Sarasota, Florida]

Extensive use of CNC machines and factory automation ensures products are consistently replicated.

======================================================
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
S Corporation Distribution............    12
Use of Proceeds.......................    12
Dividend Policy.......................    12
Capitalization........................    13
Dilution..............................    14
Selected Financial Data...............    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    17
Business..............................    22
Management............................    32
Certain Transactions..................    37
Principal Stockholders................    38
The Reorganization....................    40
Description of Capital Stock..........    41
Shares Eligible for Future Sale.......    44
Underwriting..........................    45
Legal Matters.........................    46
Experts...............................    46
Additional Information................    46
Index to Financial Statements.........   F-1


                               ------------------

  UNTIL             , 1997, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================

======================================================

                                2,000,000 SHARES
                            (SUN HYDRAULICS LOGO)(R)

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                           A.G. EDWARDS & SONS, INC.

                             ROBERT W. BAIRD & CO.
                                 INCORPORATED
                               DECEMBER   , 1996

======================================================

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses payable by it in connection with the Offering described in this Registration Statement (other than the underwriting discount) will be as follows:


    Securities and Exchange Commission registration fee.......................     8,015
    NASD filing fee...........................................................     3,145
    Nasdaq National Market listing fee........................................    33,290
    Printing expenses.........................................................   130,000
    Accounting fees and expenses..............................................   350,000
    Legal fees and expenses...................................................   325,000
    Fees and expenses (including legal fees) for qualifications under state
      securities laws.........................................................    25,000
    Registrar and Transfer Agent's fees and expenses..........................    10,000
    Miscellaneous.............................................................    10,000
                                                                                 -------
              Total...........................................................  $894,450
                                                                                 =======



     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation, subject to certain limitations, to indemnify its Directors and Officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Company's Certificate of Incorporation and By-laws provide that the Company shall indemnify its Directors, Officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL, as now existing or as may hereafter be amended.

     Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of fiduciary duty. In addition, the Board of Directors of the Company has approved the execution by the Company of indemnification agreements with the Directors and certain Officers of the Company, the form of which has been filed as an exhibit to this Registration Statement.

     The Company carries Directors' and Officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Between September 1, 1993 and the date of the filing of this Registration Statement, the Company issued the following securities that were not registered under the Act:

     The Company was formed on September 27, 1996, and prior to the filing of this Registration Statement issued only one share of Common Stock, to Clyde G. Nixon, for $10 in cash. Immediately prior to the sale of the Common Stock covered by this Registration Statement, the Company intends to effect a reorganization (the "Reorganization"). In the Reorganization, pursuant to an Agreement and Plan of Share Exchange, the

Company will acquire all of the 366,043 outstanding shares of capital stock of Sun Hydraulics Corporation ("SHC") and all of the 320,315 outstanding shares of Sun Hydraulik Holdings Limited ("SHHL") and will issue 4,000,000 shares of Common Stock to the stockholders of SHC and SHHL. Each share of SHC stock will be converted into 9.90373 shares of Common Stock and each share of SHHL stock will be converted into 1.17013 shares of Common Stock.

     Between September 1, 1993 and the date of the filing of this Registration Statement, SHHL did not issue any securities.


     SHC issued 25,212 shares of its common stock upon the exercise of employee stock options as follows: in 1993, 4,500 shares of SHC's common stock were purchased for $.01 per share; in 1994, 6,500 shares were purchased for $6.50 per share and 2,000 shares were purchased for $.01 per share; in 1995, 7,500 shares were purchased for $6.50 per share, and 1,000 shares were purchased for $.01 per share; and in 1996, 4,212 shares of SHC's common stock were purchased for an average of $16.64 per share. The board of directors of SHC deemed the exercise prices of these stock options to be the fair market value of the shares at the time of their issuance.


     On June 28, 1996, pursuant to an agreement and plan of merger, Suninco, Inc. was merged with and into SHC. SHC and Suninco, Inc. were controlled by the same group of stockholders and were operated as a common enterprise. In the merger, all of the issued and outstanding shares of Suninco, Inc.'s common stock were cancelled, and the stockholders of Suninco, Inc. received 18,016 newly issued shares of SHC's common stock.

     In January 1996, SHC and Suninco, Inc. each issued 1,000 shares of common stock, and in September 1996, SHHL issued 1,000 ordinary shares, to Curtis J. Timm. These companies were obligated to issue such shares to Mr. Timm prior to October 1993; however, they inadvertently were not issued. The shares had been granted in consideration for Mr. Timm's agreement at the time the companies were organized to serve as a member of the Board of Directors.

     The Company relied upon the exemption from registration contained in
Section 4(2) of the Securities Act of 1933, as amended, with respect to the issuance of the shares of Common Stock described in the above paragraphs and for the issuance of shares of Common Stock in the Reorganization. The certificates representing such shares are restricted as to transfer and are marked with restricted transfer legends. There were no underwriters involved in any of the foregoing transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                       EXHIBIT DESCRIPTION
-------      -----------------------------------------------------------------------------------
 1.1**    -- Form of Underwriting Agreement.
 2.1**    -- Agreement and Plan of Share Exchange between Sun Hydraulics Incorporated and Sun
             Hydraulics Corporation dated November 13, 1996.
 2.2**    -- Recommended Offer by Sun Hydraulics Incorporated to acquire the whole of the issued share capital of Sun Hydraulik Holdings Limited, dated November 13, 1996.

EXHIBIT
NUMBER                                       EXHIBIT DESCRIPTION
-------      -----------------------------------------------------------------------------------
 3.1*     -- Certificate of Incorporation of the Company.
 3.2*     -- Bylaws of the Company.
 4.1*     -- Revolving Credit Agreement, dated March 9, 1992, between Sun Hydraulics Corporation and Northern Trust Bank of Florida/Sarasota, N.A.
 4.2*     -- Modification Agreement, dated March 25, 1993, amending Revolving Credit Agreement dated March 9, 1992, between Sun Hydraulics Corporation and Northern Trust Bank of
             Florida, N.A.
 4.3*     -- Second Modification to Revolving Credit Agreement, dated May __, 1995, between Sun
             Hydraulics Corporation and Northern Trust Bank of Florida, N.A.
 4.4*     -- Revolving Line of Credit Renewal Note, dated May __, 1995, in the amount of
             $1,700,000.00 given by Sun Hydraulics Corporation to Northern Trust Bank of
             Florida, N.A.
 4.5*     -- Mortgage and Security Agreement, dated January 9, 1992, between Suninco, Inc., Sun
             Hydraulics Corporation, and Northern Trust Bank of Florida, N.A.
 4.6*     -- Loan Agreement, dated March 29, 1996, between Suninco, Inc., Sun Hydraulics
             Corporation, and Northern Trust Bank of Florida, N.A.
 4.7*     -- Security Agreement, dated March 29, 1996, between Suninco, Inc., Sun Hydraulics
             Corporation, and Northern Trust Bank of Florida, N.A.
 4.8*     -- Modification and Additional Advance Agreement, dated March 29, 1996, between
             Suninco, Inc. and Northern Trust Bank of Florida, N.A.
 4.9*     -- Consolidated Note, dated March 29, 1996, in the amount of $2,475,000.00, given by
             Suninco, Inc. to Northern Trust Bank of Florida, N.A.
 4.10*    -- Loan Agreement, dated May 20, 1996, between Sun Hydraulics Corporation and Northern
             Trust Bank of Florida, N.A.
 4.11*    -- Security Agreement, dated May 20, 1996, between Sun Hydraulics Corporation and
             Northern Trust Bank of Florida, N.A.
 4.12*    -- Consolidated Note, dated May 20, 1996, in the amount of $3,063,157.00, given by Sun
             Hydraulics Corporation to Northern Trust Bank of Florida, N.A.
 4.13*    -- Loan Agreement, dated June 14, 1996, between Sun Hydraulics Corporation, Suninco
             Inc., and Northern Trust Bank of Florida, N.A.
 4.14*    -- Mortgage, dated June 14, 1996, between Sun Hydraulics Corporation, Suninco Inc., and Northern Trust Bank of Florida, N.A.
 4.15*    -- Security Agreement, dated June 14, 1996, between Sun Hydraulics Corporation and
             Northern Trust Bank of Florida, N.A.
 4.16*    -- Promissory Note, dated June 14, 1996, in the amount of $6,187,000.00, given by Sun
             Hydraulics Corporation and Suninco, Inc. to Northern Trust Bank of Florida, N.A.
 4.17*    -- Revolving Loan Facility letter agreement, dated July 30, 1996, in the amount of
             L800,000, between Sun Hydraulics Ltd. and Lloyds Bank Plc.
 4.18*    -- Overdraft and Other Facilities letter agreement, dated June 7, 1996, in an amount not to exceed L250,000, between Sun Hydraulics Ltd. and Lloyds Bank Plc.
 4.19*    -- Mortgage, dated April 11, 1996, between Sun Hydraulik GmbH and Dresdner Bank.
 4.20     -- Specimen of the Company's Common Stock Certificate.
 5.1      -- Opinion of Shumaker, Loop & Kendrick, LLP as to the Common Stock being registered.
10.1*     -- Form of Distributor Agreement (Domestic).
10.2*     -- Form of Distributor Agreement (International).
10.3*     -- 1996 Sun Hydraulics Incorporated Stock Option Plan.
10.4*     -- Form of Indemnification Agreement.
11**      -- Statement regarding Computation of Per Share Earnings.
21*       -- Subsidiaries of the Company.
23.1      -- Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as
             Exhibit 5.1).
23.2      -- Consent of Price Waterhouse LLP, independent certified public accountants.
27.1**    -- Financial Data Schedule for nine months ended September 30, 1996 (For SEC purposes only).
27.2**    -- Financial Data Schedule for year ended December 31, 1995 (For SEC purposes only).

---------------

 * Previously filed in the Company's Registration Statement on Form S-1 filed on October 15, 1996 (File No. 333-14183).

** Previously filed in the Pre-Effective Amendment No. 2 to the Company's
   Registration Statement on Form S-1 filed on November 27, 1996 (File No. 333-14183).


     (B) FINANCIAL STATEMENT SCHEDULES:

     All schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto or the schedule is not required or inapplicable under the related instructions.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Pre-effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida on December 9, 1996.


                                          SUN HYDRAULICS INCORPORATED

                                          By:       /s/ CLYDE G. NIXON
                                            ------------------------------------
                                                      Clyde G. Nixon,
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Pre-effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on December 9, 1996.


                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

                      *                        Chairman of the Board of Directors
---------------------------------------------
               Robert E. Koski

             /s/ CLYDE G. NIXON                President, Chief Executive Officer and
---------------------------------------------    Director
               Clyde G. Nixon

            /s/ RICHARD J. DOBBYN              Chief Financial Officer (Principal Financial
---------------------------------------------    and Accounting Officer)
              Richard J. Dobbyn

                      *                        Director
---------------------------------------------
              Arthur B. Bodley

                      *                        Director
---------------------------------------------
               James G. March

                      *                        Director
---------------------------------------------
               Curtis J. Timm

                      *                        Director
---------------------------------------------
                Taco van Tijn

                      *                        Director
---------------------------------------------
              David N. Wormley

---------------------------------------------------------------------------------------

           *By:/s/ CLYDE G. NIXON              as attorney-in-fact pursuant to the power of
---------------------------------------------  attorney included in the Registration
               Clyde G. Nixon                  Statement as originally filed on October 15,
                                               1996.

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  EXHIBIT DESCRIPTION                              PAGE
-------        --------------------------------------------------------------------- -------------
 1.1**      -- Form of Underwriting Agreement.......................................
 2.1**      -- Agreement and Plan of Share Exchange between Sun Hydraulics
               Incorporated and Sun Hydraulics Corporation dated November 13,
               1996.................................................................
 2.2**      -- Recommended Offer by Sun Hydraulics Incorporated to acquire the whole of the issued share capital of Sun Hydraulik Holdings Limited, dated
               November 13, 1996.
 3.1*       -- Certificate of Incorporation of the Company..........................
 3.2*       -- Bylaws of the Company................................................
 4.1*       -- Revolving Credit Agreement, dated March 9, 1992, between Sun
               Hydraulics Corporation and Northern Trust Bank of Florida/Sarasota,
               N.A..................................................................
 4.2*       -- Modification Agreement, dated March 25, 1993, amending Revolving
               Credit Agreement dated March 9, 1992, between Sun Hydraulics
               Corporation and Northern Trust Bank of Florida, N.A..................
 4.3*       -- Second Modification to Revolving Credit Agreement, dated May __,
               1995, between Sun Hydraulics Corporation and Northern Trust Bank of
               Florida, N.A.........................................................
 4.4*       -- Revolving Line of Credit Renewal Note, dated May __, 1995, in the amount of $1,700,000.00 given by Sun Hydraulics Corporation to
               Northern Trust Bank of Florida, N.A..................................
 4.5*       -- Mortgage and Security Agreement, dated January 9, 1992, between
               Suninco, Inc., Sun Hydraulics Corporation, and Northern Trust Bank of
               Florida, N.A.........................................................
 4.6*       -- Loan Agreement, dated March 29, 1996, between Suninco, Inc., Sun
               Hydraulics Corporation, and Northern Trust Bank of Florida, N.A......
 4.7*       -- Security Agreement, dated March 29, 1996, between Suninco, Inc., Sun
               Hydraulics Corporation, and Northern Trust Bank of Florida, N.A......
 4.8*       -- Modification and Additional Advance Agreement, dated March 29, 1996, between Suninco, Inc. and Northern Trust Bank of Florida, N.A........
 4.9*       -- Consolidated Note, dated March 29, 1996, in the amount of
               $2,475,000.00, given by Suninco, Inc. to Northern Trust Bank of
               Florida, N.A.........................................................
 4.10*      -- Loan Agreement, dated May 20, 1996, between Sun Hydraulics
               Corporation and Northern Trust Bank of Florida, N.A..................
 4.11*      -- Security Agreement, dated May 20, 1996, between Sun Hydraulics
               Corporation and Northern Trust Bank of Florida, N.A..................
 4.12*      -- Consolidated Note, dated May 20, 1996, in the amount of
               $3,063,157.00, given by Sun Hydraulics Corporation to Northern Trust
               Bank of Florida, N.A.................................................
 4.13*      -- Loan Agreement, dated June 14, 1996, between Sun Hydraulics
               Corporation, Suninco Inc., and Northern Trust Bank of Florida,
               N.A..................................................................
 4.14*      -- Mortgage, dated June 14, 1996, between Sun Hydraulics Corporation,
               Suninco Inc., and Northern Trust Bank of Florida, N.A................
 4.15*      -- Security Agreement, dated June 14, 1996, between Sun Hydraulics
               Corporation and Northern Trust Bank of Florida, N.A..................
 4.16*      -- Promissory Note, dated June 14, 1996, in the amount of $6,187,000.00, given by Sun Hydraulics Corporation and Suninco, Inc. to Northern
               Trust Bank of Florida, N.A. .........................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                  EXHIBIT DESCRIPTION                              PAGE
-------        --------------------------------------------------------------------- -------------
 4.17*      -- Revolving Loan Facility letter agreement, dated July 30, 1996, in the amount of L800,000, between Sun Hydraulics Ltd. and Lloyds Bank
               Plc..................................................................
 4.18*      -- Overdraft and Other Facilities letter agreement, dated June 7, 1996, in an amount not to exceed L250,000, between Sun Hydraulics Ltd. and
               Lloyds Bank Plc......................................................
 4.19*      -- Mortgage, dated April 11, 1996, between Sun Hydraulik GmbH and
               Dresdner Bank........................................................
 4.20       -- Specimen of the Company's Common Stock Certificate...................
 5.1        -- Opinion of Shumaker, Loop & Kendrick, LLP as to the Common Stock
               being registered.....................................................
10.1*       -- Form of Distributor Agreement (Domestic).............................
10.2*       -- Form of Distributor Agreement (International)........................
10.3*       -- 1996 Sun Hydraulics Incorporated Stock Option Plan...................
10.4*       -- Form of Indemnification Agreement....................................
11**        -- Statement regarding Computation of Per Share Earnings................
21*         -- Subsidiaries of the Company..........................................
23.1        -- Consent of Shumaker, Loop & Kendrick, LLP (included in their opinion filed as Exhibit 5.1)................................................
23.2        -- Consent of Price Waterhouse LLP, independent certified public accountants..........................................................
27.1**      -- Financial Data Schedule for nine months ended September 30, 1996 (For
               SEC purposes only)...................................................
27.2**      -- Financial Data Schedule for year ended December 31, 1995 (For SEC purposes only).......................................................


---------------

 * Previously filed in the Company's Registration Statement on Form S-1 filed on October 15, 1996 (File No. 333-14183).

** Previously filed in the Pre-Effective Amendment No. 2 to the Company's
   Registration Statement on Form S-1 filed on November 27, 1996 (File No. 333-14183).